As filed with the Securities and Exchange Commission on May 6, 2019
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
POLYMET MINING CORP.
(Exact name of Registrant as specified in its charter)
British Columbia, Canada	1000	84-1461363
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 5700 – 100 King Street West
Toronto, Ontario, Canada M5X 1C7
Telephone: (416) 915-4149
(Address and telephone number of Registrant’s principal executive offices)

Patrick Keenan
c/o Poly Met Mining, Inc.
444 Cedar Street, Suite 2060
St Paul, Minnesota 55101
Telephone: (651) 389-4100
(Name, address, and telephone number of agent for service)
Copies to:

Joseph Walsh, Esq. Troutman Sanders LLP 875 Third Avenue New York, NY 10022 Tel: 212.704.6000	Denise C. Nawata Farris, Vaughan, Wills and Murphy LLP PO Box 10026, Pacific Centre South 25th Floor, 700 W Georgia Street Vancouver, BC Canada V7Y 1B3 Tel: 604.684.9151
Approximate date of commencement of proposed sale to the public:  As soon as practicable after this  registration statement becomes effective.
British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐  upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒  at some future date (check the appropriate box below)

1. ☐  pursuant to Rule 467(b) on (     ) at (     ) (designate a time not sooner than 7 calendar days after filing).
2. ☐  pursuant to Rule 467(b) on (     ) at (     ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (     ).
3. ☐  pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☒  after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Rights			U.S. $265,000,000	U.S. $32,118
Common Shares
(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act of 1933”). If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement

.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This preliminary short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities.  Information contained in this preliminary short form prospectus may not be complete and may have to be amended.  The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.
This preliminary short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.  No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the issuer is organized under the laws of British Columbia, Canada, that many of its directors and officers, and some or all of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States, and that a substantial portion of the assets of said persons are located outside the United States.  See “ENFORCEABILITY OF CIVIL LIABILITIES”.
THE SECURITIES OFFERED BY THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with the disclosure requirements of Canada.  You should be aware that those requirements are different from those of the United States.  Financial statements incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and may not be comparable to financial statements prepared in accordance with United States generally accepted accounting principles.
Shareholders in the United States should be aware that the ownership and disposition of the Rights and Common Shares issuable upon the exercise of Rights by them as described herein may have tax consequences both in the United States and Canada. Such shareholders are encouraged to consult their tax advisors in that regard.
Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of PolyMet Mining Corp. at First Canadian Place, Suite 5700 - 100 King Street West, Toronto, Ontario, M5X 1C7, telephone (416) 915-4149 and are also available electronically at www.sedar.com and at www.polymetmining.com.
Preliminary Short Form Prospectus
Rights Offering	May 6, 2019

POLYMET MINING CORP.
US$265,000,000
Offering of Rights to subscribe for up to [●] Common Shares
at a Subscription Price of US$[●] per Common Share
PolyMet Mining Corp. (the “Corporation”) is distributing to the holders of its outstanding common shares (the “Common Shares”) of record (“Shareholders”) at 5:00 p.m. (Eastern time) on [●], 2019 (the “Record Date”) one right (the “Right”) for each Common Share held which will entitle the Shareholders to subscribe for up to an aggregate of [●] Common Shares for gross proceeds to the Corporation of approximately US$265,000,000 (the “Gross Proceeds”), assuming exercise of all Rights (the “Rights Offering”).

The Rights are evidenced by transferable certificates in registered form (the “Rights Certificates”).  Each Shareholder (other than an Ineligible Holder as defined herein) is entitled to one Right for each Common Share held on the Record Date.  For each [●] Rights held, the holder thereof (other than an Ineligible Holder) is entitled to purchase one Common Share (the “Basic Subscription Privilege”) at a price of US$[●] per Common Share (the “Subscription Price”) prior to 5:00 p.m. (Eastern time) (the “Expiry Time”) on [●], 2019 (the “Expiry Date”).  No fractional Common Shares will be issued. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof. RIGHTS NOT EXERCISED BEFORE THE EXPIRY TIME WILL BE VOID AND OF NO VALUE. Shareholders who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Common Shares (the “Additional Shares”), if available, pursuant to an additional subscription privilege (the “Additional Subscription Privilege”).  See “DESCRIPTION OF OFFERED SECURITIES -- Additional Subscription Privilege”.  Any subscription for Common Shares will be irrevocable once submitted.
	Offering Price	Proceeds to the Corporation(1)
Per Common Share	US$[●]	US$[●]
Total	US$265,000,000	US$[●]

Note:
(1)
After deducting the expenses of the Rights Offering, estimated to be approximately US$[•], and the Standby Fee (as defined herein) equal to 3.00% of the total funds committed by the Standby Purchaser (as defined herein) pursuant to the Standby Commitment (as defined herein).  The Standby Fee will be payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser or by set-off (at the option of the Standby Purchaser).

Pursuant to the requirements of the Toronto Stock Exchange (“TSX”), completion of the Rights Offering is not subject to raising a minimum amount of proceeds.
This prospectus qualifies the distribution of the Rights as well as the Common Shares issuable upon exercise of the Rights and the Standby Shares (as defined herein) (collectively, the “Offered Securities”) in each of the provinces of Canada.  This prospectus also covers the offer and sale of the Offered Securities in the United States (together with each of the provinces of Canada, the “Eligible Jurisdictions”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”).  The Corporation intends to apply to list the Rights distributed under this prospectus and the Common Shares issuable upon the exercise of the Rights on the TSX and the NYSE American (“NYSE American”). The approval of such listings is subject to the Corporation fulfilling all of the listing requirements of the TSX and NYSE American.  If approved for listing or admitted for trading, as applicable, it is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date and on the NYSE American at the close of trading (Eastern time) on the business day immediately preceding the Expiry Date.  There is currently no market through which the Rights may be sold and there can be no assurance that an active trading market will develop in the Rights. Holders of Rights may not be able to sell the Rights qualified by this prospectus.  To the extent an active trading market does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation may be adversely affected. See “RISK FACTORS”.  The outstanding Common Shares are listed and posted for trading on the TSX under the symbol “POM” and on the NYSE American under the symbol “PLM”. On May 3, 2019, the closing price for the Common Shares on the TSX was CDN$0.68 per Common Share and on the NYSE American was US$0.5085 per Common Share.
Prospective investors should be aware that the acquisition or disposition of the securities described in this prospectus and the expiry of an unexercised Right may have tax consequences in Canada, the United States, or elsewhere, depending on each particular prospective investor’s specific circumstances. Such consequences may not be described fully herein. Prospective investors should consult their own tax advisors with respect to such tax considerations.
Computershare Investor Services Inc. (the “Subscription Agent”), at its principal office in the city of Toronto, Ontario (the “Subscription Office”), is the subscription agent for this Rights Offering.  See “DESCRIPTION OF OFFERED SECURITIES -- Subscription and Transfer Agent”.

For Common Shares held through a securities broker or dealer, bank or trust company or other participant (a “Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”) or in the book based system administered by the Depository Trust Company (“DTC”), a subscriber may subscribe for Common Shares by instructing the Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for to such Participant in accordance with the terms of this Rights Offering.  A subscriber wishing to subscribe for Additional Shares pursuant to the Additional Subscription Privilege must forward its request to the Participant that holds the subscriber’s Rights and such request must be received by the Subscription Agent prior to the Expiry Time on the Expiry Date, along with payment for the number of Additional Shares requested.  Any excess funds will be returned by mail or credited to the subscriber’s account with its Participant without interest or deduction.  Subscriptions for Common Shares made through a Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.  See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held Through CDS” and “-- Rights Certificate -- Common Shares Held Through DTC”. We refer to Participants in CDS as “CDS Participants” and to Participants in DTC as “DTC Participants”.
For Common Shares held in registered form, a Rights Certificate evidencing the number of Rights to which a holder is entitled will be mailed with a copy of this prospectus to each registered Shareholder as of 5:00 p.m. (Eastern time) on the Record Date.  In order to exercise the Rights represented by the Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Subscription Agent in the manner and upon the terms set out in this prospectus.  All exercises of Rights are irrevocable once submitted.  See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held in Registered Form”.
If a Shareholder does not exercise, or sells or otherwise transfers, any of its Rights, then such Shareholder’s current percentage ownership in the Corporation will be diluted as a result of the exercise of Rights by other Shareholders.
This prospectus qualifies the distribution of the Offered Securities in the Eligible Jurisdictions.  The Offered Securities are not being distributed or offered to Shareholders in any jurisdiction other than the Eligible Jurisdictions (an “Ineligible Jurisdiction”) and, except under the circumstances described herein, Rights may not be exercised by or on behalf of a holder of Rights resident in an Ineligible Jurisdiction (an “Ineligible Holder”).  This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities.  Rights Certificates will not be sent to Shareholders with addresses of record in any Ineligible Jurisdiction.  Instead, such Ineligible Holders will be sent a letter advising them that their Rights Certificates will be held by the Subscription Agent, who will hold such Rights as agent for the benefit of all such Ineligible Holders until and unless such Ineligible Holder becomes an Approved Eligible Holder (as defined herein).  In the event such Ineligible Holders do not become Approved Eligible Holders, the Subscription Agent, for the account of such Ineligible Holder, will, prior to the Expiry Date, attempt to sell the Rights allocable to such Ineligible Holder and evidenced by Rights Certificates in the possession of the Subscription Agent, at such prices and otherwise in such manner as the Subscription Agent may determine in its sole discretion.  The Subscription Agent’s ability to sell such Rights and the price obtained therefore are dependent on market conditions.  Neither the Corporation nor the Subscription Agent will be subject to any liability for the failure to sell any such Rights or to sell such Rights at a particular price.  The net proceeds received by the Subscription Agent from the sale of such Rights will be divided among the Ineligible Holders in proportion to the number of Common Shares then held by them respectively on the Record Date.  The Subscription Agent will mail cheques therefore at the addresses of the Ineligible Holders appearing in the records of the Corporation.  Amounts of less than US$10.00 will not be remitted.  See “DESCRIPTION OF OFFERED SECURITIES -- Ineligible Holders”.
Under a standby purchase agreement dated May 6, 2019 (the “Standby Purchase Agreement”), Glencore AG (the “Standby Purchaser” or “Glencore”), the Corporation’s largest shareholder, which owns approximately 28.8% of the outstanding Common Shares, has agreed, subject to certain terms, conditions and limitations, to subscribe for and purchase at the Subscription Price, any Common Shares offered under the Rights Offering not otherwise subscribed for by holders of Rights pursuant to their Basic Subscription Privilege and Additional Subscription Privilege (such Common Shares being the “Standby Shares”).  Under the Standby Purchase Agreement, the Standby Purchaser, subject to certain terms and conditions and limitations, has agreed to exercise its Basic Subscription Privilege in full and to purchase at the Subscription Price, that number of Common Shares equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege (the “Standby Commitment”).  See “STANDBY COMMITMENT”.  This prospectus also qualifies the issuance of the Standby Shares.

The Standby Purchase Agreement may be terminated by the Standby Purchaser prior to the Expiry Time in certain circumstances.  In consideration of the agreement of the Standby Purchaser to purchase the Standby Shares as provided above, the Standby Purchaser will be entitled to a fee at the closing of the Rights Offering equal to 3.00% of the total funds committed by Glencore pursuant to the Standby Commitment (the “Standby Fee”).  The Standby Fee will be payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser or by set-off (at the option of Glencore).  See “STANDBY COMMITMENT”.
Certain legal matters relating to Canadian law in connection with the Rights Offering will be passed upon on our behalf by Farris, Vaughan, Wills & Murphy LLP (“Farris”), British Columbia, Canada and certain legal matters relating to United States laws will be passed upon on our behalf by Troutman Sanders LLP (“Troutman”), New York, New York.
The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter.  No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Investments in Rights and the Common Shares underlying such Rights are subject to a number of risks.  See “RISK FACTORS” for a discussion of factors that should be considered by prospective investors and their advisors in assessing the appropriateness of an investment in the Rights or the Common Shares underlying such Rights.
The Corporation’s registered office is located at Suite 2500, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 and the Corporation’s head office is located Suite 5700 – 100 King Street West, Toronto, Ontario, M5X 1C7.
Certain persons signing a certificate under Part 5 of National Instrument 41-101- General Prospectus Requirements, reside outside of Canada. Although these individuals, Messrs. Jonathan Cherry and Patrick Keenan and W. Ian L. Forrest, have appointed Farris as their agent for service of process in British Columbia, it may not be possible for investors to enforce judgments obtained in Canada against Messrs. Cherry and Keenan and Forrest.

EXCHANGE RATE INFORMATION
The following table reflects the high and low rates of exchange for one United States dollar, expressed in Canadian dollars, during the periods noted, the rates of exchange at the end of such periods and the average of such rates of exchange for each period, based on the Bank of Canada noon spot rate through April 30, 2017 and the Bank of Canada closing rate of exchange after May 1, 2017. On May 3, 2019, the Bank of Canada closing rate of exchange was US$1.00 equals CDN$1.3429.

Year Ended	High ($)	Low ($)	End ($)	Average ($)
December 31, 2016	1.4589	1.2544	1.3427	1.3248
December 31, 2017	1.3743	1.2128	1.2986	1.2986
December 31, 2018	1.3642	1.2579	1.3432	1.2957

Quarter Ended
March 29, 2019	1.3600	1.3095	1.3363	1.3295

GENERAL MATTERS
In this prospectus, “PolyMet”, “we”, “us” and “our” refer collectively to the Corporation and its consolidated subsidiaries, unless the context otherwise requires.  All references in this prospectus to “CDN$” are to Canadian dollars.  All references to “U.S. dollars” or “US$” are to United States dollars.  The Corporation’s financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.  The Corporation prepares its financial statements in United States dollars.
You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the Offered Securities being offered hereunder and of which this prospectus forms a part.  This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.
We file with the securities commissions or similar authorities in each of the provinces of Canada (the “Canadian Securities Authorities”) material change reports, annual and quarterly reports and other information. We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we also file certain reports with and furnish other information to the SEC. You may read any document we file with or furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.
You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian Securities Authorities through the internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering Analysis and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.
CAUTIONARY STATEMENT WITH REGARD TO FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus, constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” under the provisions of Canadian provincial securities laws. Forward-looking statements are frequently characterized by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements.  In making the forward-looking statements in this prospectus, we have applied several material assumptions, including, but not limited to, the assumption that: (1) market fundamentals will result in copper, nickel and precious metals being sustained at sufficient levels to enable the NorthMet Project (as defined herein), once completed, to be able to sell its products and operate economically; (2) the operations of the NorthMet Project, once completed, will be viable operationally; (3) the project financing, equipment financing and any other financing that may be needed for the NorthMet Project will be available on commercially reasonable terms; (4) the Standby Purchase Agreement will not be terminated; (5) the Rights, Common Shares and/or Standby Shares will be listed on the TSX and NYSE American; and (6) the Rights Offering will close.  Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements include statements regarding the outlook for our future operations, plans and timing for our exploration and development programs, statements about future market conditions, supply and demand conditions, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact.  You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties.  Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our predictions.  Some of these risks and assumptions include:

•
inability to close the Rights Offering resulting in the Standby Purchaser taking all steps it deems advisable, including, without limitation, demanding payment of the Corporation’s indebtedness and enforcing any and all remedies available;

•	inability to finance project development;
•	inability to receive required clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”);
•	general economic and business conditions, including changes in interest rates and exchange rates;
•	prices of natural resources, costs associated with mineral exploration and development, and other economic conditions;
•	natural phenomena;
•	actions by government authorities, including changes in government regulation;
•	uncertainties associated with legal proceedings;
•	changes in the resources market;
•	future decisions by management in response to changing conditions;
•	our ability to execute prospective business plans; and
•	misjudgments in the course of preparing forward-looking statements.
We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf.  Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.  You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we file from time to time with the Canadian Securities Authorities and the SEC and which are incorporated by reference herein.
All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “RISK FACTORS” section of this prospectus.
ENFORCEABILITY OF CIVIL LIABILITIES
The Corporation is incorporated under the Business Corporations Act (British Columbia) (“BCBCA”).  Certain of the Corporation’s directors, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States. Concurrent with the filing of this prospectus, the Corporation has appointed an agent for service of process in the United States (described below), but it may be difficult for Shareholders that reside in the United States to effect service upon those directors and experts that are not resident in the United States.  It may also be difficult for Shareholders that reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation’s civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws.  The Corporation has been advised by its Canadian counsel, Farris, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained assumed jurisdiction on the same basis that a court in Canada would assume jurisdiction.  The Corporation has also been advised by Farris, however, that there is substantial doubt whether an action could be maintained in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Corporation has filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X.  Under the Form F-X, the Corporation has appointed Ryan Vogt as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of the securities under this prospectus.
CAUTIONARY NOTE TO UNITED STATES INVESTORS
This prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this prospectus have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definitions”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for public disclosure an issuer makes of scientific and technical information concerning mineral projects.
For United States reporting purposes, the SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the Exchange Act.  These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021.  The SEC Modernization Rules replace the historical property disclosure requirements for mining registrants that were included in SEC Industry Guide 7, which will be rescinded from and after the required compliance date of the SEC Modernization Rules.  As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”.  In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding CIM Definitions that apply under NI 43-101.
United States investors are cautioned that while the SEC will now recognize “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, investors should not assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category of mineral resources or into mineral reserves.  Reserves reported based on these terms have a great amount of uncertainty as to their economic and legal feasibility. Accordingly, investors are cautioned not to assume that any “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” that the Corporation reports are or will be economically or legally mineable.
See page 2 of the Corporation’s annual information form for the year ended December 31, 2018 (the “2018 AIF”) filed on SEDAR on March 28, 2019 and filed on EDGAR on March 29, 2019, for a description of certain mining terms used in this prospectus and the documents incorporated by reference herein.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this prospectus from documents filed with the Canadian Securities Administrators.  Information that is incorporated by reference is an important part of this prospectus.  We incorporate by reference the documents listed below, which were filed with the Canadian Securities Authorities under applicable Canadian securities laws and, subject to certain exceptions, with the SEC.

The following documents of the Corporation are specifically incorporated by reference into and form an integral part of this prospectus:

1.	the 2018 AIF, filed on SEDAR on March 28, 2019;
2.
our audited consolidated financial statements, filed on SEDAR on March 28, 2019, including notes thereto, as at December 31, 2018 and 2017 and for the twelve months ended December 31, 2018 and eleven months ended December 31, 2017, Management’s Annual Report on Internal Control over Financial Reporting, together with the report of our Independent Registered Public Accounting Firm thereon, and the management’s discussion and analysis relating thereto (the “Annual MD&A”) (collectively, the “Annual Financial Statements”);

3.
our management information circular dated May 3, 2018 and filed on SEDAR on May 18, 2018 in connection with our annual and special meeting of shareholders held on June 27, 2018 (the “2018 Circular”); and

4.
our material change report filed on SEDAR on March 25, 2019 announcing the issuance of the U.S. Army Corps of Engineers’ (“USACE”) Record of Decision and Section 404 wetlands permit for the NorthMet Project and the execution of an extension agreement with Glencore with respect to the approximate US$243 million in secured convertible and non-convertible debt owing to Glencore.

Any documents of the Corporation of the type described in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by the Corporation with any securities regulatory authorities after the date of this prospectus and prior to the termination of this distribution will be deemed to be incorporated by reference into this prospectus. In addition, to the extent that any document or information incorporated by reference in this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.  In addition, we may incorporate by reference into this prospectus information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.

SUMMARY
The following is a summary of the principal features of the Rights Offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere or incorporated by reference in this prospectus.  Certain terms used in this summary and in the prospectus are defined elsewhere herein.

Issuer:	PolyMet Mining Corp.
The Rights Offering:
Rights to subscribe for up to an aggregate of [●] Common Shares. If additional Common Shares are issued prior to the Record Date pursuant to the exercise or exchange of outstanding warrants or options, additional Rights will be issued.  Each Shareholder on the Record Date will receive one Right for each Common Share held.

Record Date:	[●], 2019.
Commencement Date:	[●], 2019.
Expiry Date:	[●], 2019.
Expiry Time:
5:00 p.m. (Eastern time) on the Expiry Date.  Rights not validly exercised and received by the Subscription Agent before the Expiry Time on the Expiry Date will be void and have no value and will no longer be exercisable for any Common Shares.

Subscription Price:	US$[●] per Common Share.
Net Proceeds:
Assuming exercise in full of the Rights, approximately US$[●], after deducting the estimated expenses of the Rights Offering of approximately US$[●] and the Standby Fee equal to 3.00% of the total funds committed by Glencore pursuant to the Standby Commitment.

Basic Subscription Privilege:
Every [●] Rights entitles the holder thereof (other than an Ineligible Holder) to subscribe for [●] Common Shares upon payment of the Subscription Price.  Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares.  The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof.  See “DESCRIPTION OF OFFERED SECURITIES -- Basic Subscription Privilege”.

Additional Subscription Privilege:
Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe pro rata for additional Common Shares, if any, to the extent such additional Common Shares are available and not otherwise purchased pursuant to the Basic Subscription Privilege.  See “DESCRIPTION OF OFFERED SECURITIES -- Additional Subscription Privilege”.

Exercise of Rights:
For all Shareholders whose Common Shares are held in registered form with an address of record in an Eligible Jurisdiction, a Rights Certificate representing the total number of Rights to which such Shareholder is entitled as at the Record Date will be mailed with a copy of this prospectus to each such Shareholder.  In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “DESCRIPTION OF OFFERED SECURITIES -- How to Complete the Rights Certificate”.

For Common Shares held through a Participant in the book based system administered by CDS or in the book based system administered by DTC, a Shareholder in an Eligible Jurisdiction or an Approved Eligible Holder (as defined herein) may exercise the Rights issued in respect of such Common Shares (under either the Basic Subscription Privilege or the Additional Subscription Privilege) by: (a) instructing the Participant holding such Rights to exercise all or a specified number of such Rights pursuant to the Basic Subscription Privilege, and if desired by such holder, pursuant to the Additional Subscription Privilege; and (b) forwarding to such Participant the Subscription Price for each Common Share that such holder wishes to subscribe for in accordance with the terms of this Rights Offering.

Holders that wish to exercise Rights issued in respect of Common Shares held through a Participant should contact such Participant to determine how Rights may be exercised.  The entire Subscription Price for any Common Shares purchased must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office prior to the Expiry Time on the Expiry Date. Accordingly, subscribers must provide the Participant holding their Rights with instructions and the required payment sufficiently in advance of the Expiry Date to permit proper exercise of their Rights.  Participants will have an earlier deadline for receipt of instructions and payment.  See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held Through CDS”.

If your Rights are held of record through DTC, you may exercise your Basic Subscription Privilege or your Additional Subscription Privilege through the DTC’s “PSOP” function by instructing DTC to charge your applicable DTC account for the Subscription Price for the Common Shares and deliver such amount to the Subscription Agent.  The Subscription Agent must receive the required subscription documents and the Subscription Price for any Common Shares sufficiently in advance of the Expiry Time on the Expiry Date to permit proper exercise of the Rights. See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held Through DTC”.

Subscriptions for Common Shares will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted. See “CANADIAN PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION”.

If the delivered Subscription Price is greater than the amount you owe for your subscription, the Subscription Agent will return the excess amount to you by mail, without interest or deduction, promptly after the closing of the Rights Offering, which is anticipated to occur on or about [●], 2019. If the Rights Offering does not proceed, the Subscription Price made pursuant to the Basic Subscription Privilege and Additional Subscription Privilege will be returned promptly to the subscribers by the Subscription Agent without interest or deduction. See “DESCRIPTION OF OFFERED SECURITIES -- Basic Subscription Privilege” and “-- Additional Subscription Privilege”.

Shareholders in Ineligible Jurisdictions:
This Rights Offering is made in all of the Eligible Jurisdictions.  No subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Corporation has reason to believe is, an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from persons in such jurisdictions if the Corporation determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each, an “Approved Eligible Holder”). No Rights Certificates will be mailed to Ineligible Holders and Ineligible Holders will not be permitted to exercise their Rights unless and until they become Approved Eligible Holders.  Holders of Common Shares who have not received Rights Certificates but are resident in an Eligible Jurisdiction or wish to be recognized as Approved Eligible Holders should contact the Subscription Agent at the earliest possible time.  Rights of Ineligible Holders will be held by the Subscription Agent until 5:00 p.m. (Eastern time) on [●], 2019 in order to provide the beneficial holders outside the Eligible Jurisdictions an opportunity to claim the Rights Certificate by satisfying the Corporation that the exercise of their Rights will not be in violation of the laws of the applicable jurisdiction.  After such time, the Subscription Agent will attempt to sell the Rights of such registered Ineligible Holders on such date or dates and at such price or prices as the Subscription Agent will determine in its sole discretion.  See “DESCRIPTION OF OFFERED SECURITIES -- Ineligible Holders”.

Standby Commitment:
Under the Standby Purchase Agreement, the Standby Purchaser, subject to certain terms and conditions and limitations, has agreed to exercise its  Basic Subscription Privilege in full and to purchase at the Subscription Price, that number of Common Shares equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege. The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter.  The Standby Purchase Agreement may be terminated by the Standby Purchaser prior to the Expiry Time in certain circumstances.  In consideration of the agreement of the Standby Purchaser to purchase the Standby Shares as provided in the Standby Purchase Agreement, the Standby Purchaser will be entitled to a fee equal to 3.00% of the total funds committed by Glencore pursuant to the Standby Commitment.  The Standby Fee will be payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser or by set-off (at the option of Glencore).  See “STANDBY COMMITMENT”.

The Standby Purchaser was previously granted a right of first refusal to provide material financings other than certain forms of equity financing, subject to regulatory approval, as long as it owns 10% or more of the issued and outstanding Common Shares of the Corporation. As long as the Standby Purchaser owns more than 5% of the issued and outstanding Common Shares of the Corporation, it has the right to participate pro rata in any equity-related financing by the Corporation to maintain its ownership interest on a fully diluted basis (currently [●]% on a partially diluted basis).  The Standby Purchaser has waived its right of first refusal with respect to the Rights Offering and the issuance of the Offered Securities subject to revocation upon termination of the Standby Purchase Agreement or breach by the Corporation under the Standby Purchase Agreement.

The Standby Purchaser may terminate the Standby Purchase Agreement under certain circumstances.  See “STANDBY COMMITMENT”. If the Standby Purchase Agreement is terminated, the Standby Purchaser would no longer be obligated to provide the Standby Commitment or exercise its Basic Subscription Privilege in full.  See “RISK FACTORS”.

Use of Proceeds:
The Corporation intends to use the proceeds of this Rights Offering for: (a) the repayment of the amount that the Corporation is indebted to Glencore under certain debentures which, as at March 31, 2019, is the principal amount of US$165,000,000 plus accrued interest of US$77,774,753, plus additional interest which continues to accrue; (b) the payment of the Standby Fee in full; and (c) payment of expenses of the Rights Offering, which expenses shall be no greater than US$6,000,000.

Listing:
The Corporation will apply to list the Rights, the Common Shares issuable upon the exercise of the Rights and the Standby Shares on the TSX and the NYSE American.  The approval of such listing will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE American.

Governance Agreement:
The restrictions set out in Section 3(b) of the Corporate Governance Agreement between Glencore and the Corporation dated July 5, 2013 will be eliminated and replaced in an amended and restated Corporate Governance Agreement to be entered into by Glencore and the Corporation (the “Amended and Restated Corporate Governance Agreement”) upon the closing of the Rights Offering.

Other Approvals and Consents:
The Rights Offering cannot proceed without HSR Clearance (as defined below).  The issuance and trading of the Rights and completion of the Rights Offering is subject to the expiration or termination of any waiting period and any extension thereof, or any timing agreement or legally binding commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable, under the HSR Act in connection with the Rights Offering (the “HSR Clearance”)

Risk Factors:	The receipt of Rights and an investment in Common Shares are subject to a number of risk factors. See “RISK FACTORS”.

QUESTIONS AND ANSWERS RELATING TO THE OFFERING
The following are examples of what the Corporation anticipates will be common questions about the Rights Offering.  The following questions and answers do not contain all of the information that may be important to an investor.  This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about the Corporation and its business.  The questions and answers are qualified in their entirety by the more detailed information appearing elsewhere in this prospectus which investors should read before making an investment decision.
Q: Why is PolyMet issuing Common Shares by way of a Rights Offering?
A: The Corporation has agreed to complete the Rights Offering under the terms of the Extension Agreement entered into in connection with the repayment of the Glencore Debt. This will effectively convert PolyMet’s debt to equity, thus eliminating the Corporation’s existing debt and strengthening the Corporation’s balance sheet.
Q: What is a rights offering?
A: The Corporation is issuing to its Shareholders of record as of 5:00 p.m. (Eastern time) on [●], 2019, at no charge, one Right for each Common Share held by such Shareholder.  This is the Basic Subscription Privilege.  See “PLAN OF DISTRIBUTION”.
Q: Is the proceeding of the Rights Offering conditional?
A: Yes. The Rights Offering cannot proceed without HSR Clearance (see “RISK FACTORS -- Glencore’s Ability to Provide the Standby Commitment depends on HSR Clearance; if HSR Clearance is not received the Rights Offering Cannot Proceed”).
Q: Why have I received this material?
A: These materials are important and require your immediate attention.  Shareholders are required to make an important decision regarding whether to exercise their Rights to purchase additional Common Shares of the Corporation.
Q: What will the Subscription Price be for the Common Shares issued pursuant to the Rights Offering?
A: PolyMet’s Common Shares will be priced at a 20% discount to the five (5) day volume weighted average price (“VWAP”) prior to launch.  The VWAP is a trading benchmark used by stock traders and is calculated using the average price a security has traded throughout a given period, based on both volume and price.
Q: How much debt is owed to Glencore?
A: As a result of Glencore agreeing to backstop the Rights Offering, it is expected that the gross proceeds from the Rights Offering shall be sufficient to repay in its entirety the debt owed by the Corporation to Glencore, which is estimated to be approximately US$251.3 million at the time of closing of the Rights Offering. The remaining gross proceeds will be used for the Standby Fee of approximately US$7.7 million and expenses with respect to the Rights Offering, anticipated to be approximately US$6.0 million.
Q: What does it mean that Glencore is backstopping the Rights Offering?
A: It means that any of the Rights not purchased by Shareholders will, subject to certain terms, conditions and limitations, be purchased by Glencore. Glencore’s resulting ownership interest in PolyMet could change following the Rights Offering depending on the level of other Shareholder participation in the Rights Offering.
Q: Is there a minimum subscription level in order for the Rights Offering to be completed?
A: No. The Rights Offering is not subject to any minimum subscription levels.

Q: How long will Shareholders have to make a decision on whether they will exercise their rights?
A: Shareholders will have 21 calendar days following the launch of the Rights Offering to review and act on the terms.  See “PLAN OF DISTRIBUTION”.
Q: When will the Rights Offering be completed?
A: The Rights Offering will be completed on or before June 30, 2019, or such later date as agreed to by the Corporation and the Standby Purchaser.
Q: As a Beneficial Shareholder what should I do if I want to participate in the Rights Offering?
A: If you hold your Common Shares through a CDS or DTC Participant, such as a securities broker or dealer, bank, trust company or other intermediary, then the CDS or DTC Participant must exercise Rights on your behalf and Shareholders must arrange purchases or transfers of Rights through their own CDS or DTC Participant. If you wish to participate in the Rights Offering, please contact the CDS or DTC Participant who holds your Common Shares as soon as possible. See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held Through CDS” and “-- Rights Certificate -- Common Shares Held Through DTC”.
Q: What if I reside in an Ineligible Jurisdiction?
A: Persons located in certain Ineligible Jurisdictions may be able to exercise the Rights and purchase Common Shares provided that they furnish evidence reasonably satisfactory to the Corporation that they are permitted under applicable laws to participate in the Rights Offering.  See “DESCRIPTION OF OFFERED SECURITIES – Ineligible Holders”.
Q: Can I buy additional Common Shares beyond my Basic Subscription Privilege?
A: Possibly. All Shareholders have an Additional Subscription Privilege that allows those Shareholders who exercise in full their Basic Subscription Privilege to exercise, on a pro rata basis based on their Basic Subscription Privilege, any Additional Shares, if any, to the extent such Additional Shares are available and not otherwise acquired by Shareholders pursuant to their Basic Subscription Privilege. See “DESCRIPTION OF OFFERED SECURITIES – Additional Subscription Privilege”. Additionally, it is expected that the Rights will be listed and posted for trading on the TSX and NYSE American and, subject to such listing, a Shareholder will be able to purchase additional Rights through the facilities of the TSX and NYSE American.
Q: Will the Rights trade on a stock exchange?
A: Approval of the listing of the Rights on the TSX and the NYSE American will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE American.  The Corporation expects that the Rights will be listed and posted for trading on the TSX and the NYSE American under the symbol [●] and begin trading on an ex-rights basis on or before [●], 2019 and that the Rights will be posted for trading on the TSX and the NYSE American until the Expiry Time, at which time the Rights will cease trading.  Although the Corporation expects that the Rights will be listed on the TSX and the NYSE American, the Corporation cannot provide any assurance that the Rights will be listed, that an active or any trading market in the Rights will develop, or that the Rights can be sold on the TSX and the NYSE American at any time.
Q. What will happen to my Rights after the Expiry Date?
A: Rights not exercised before the Expiry Time on the Expiry Date will be void and of no value.
Q: What will happen to my current Common Shares if I do not participate in the Rights Offering?
A: If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s equity ownership in the Corporation will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, which dilution may be significant. See “RISK FACTORS”.

Q: What happens next after the Rights Offering?
A: Once the Rights Offering is completed, the Corporation looks forward to advancing the process of raising project capital. The Corporation anticipates this could take several months. If the Corporation is successful in securing project capital, the Corporation will begin the construction phase of the project, which is anticipated to take approximately 30 months.
Q: Who should I contact if I have any further questions?
A: If you have any questions relating to the Rights Offering, you should contact the Subscription Agent by telephone at 1-800-564-6253 (North America) or 1-514-982-7555 (outside North America).

KEY DATES AND TIMES OF THE RIGHTS OFFERING

Date
Date that Rights will be admitted for trading on the TSX	●, 2019
Date that Rights will be admitted for trading on the NYSE American	●, 2019
Record Date for participation in the Rights Offering	●, 2019
Commencement Date of Rights Offering	●, 2019
Expected Mailing Date of the final short form prospectus and Rights Certificates	●, 2019
Date on which Sale of Rights of Ineligible Holders by Subscription Agent Begins	●, 2019
End of trading of Rights on the TSX	●, 2019
End of trading of Rights on the NYSE American	●, 2019
Expiry Time and Expiry Date	●, 2019
Expected Closing Date of the Rights Offering	●, 2019

THE CORPORATION
The Corporation was incorporated under the predecessor to the BCBCA on March 4, 1981 under the name Fleck Resources Ltd., which was changed to PolyMet Mining Corp. on June 10, 1998.  The Corporation is a development stage company engaged in the exploration and development of natural resource properties. Currently the Corporation’s sole mineral property is a polymetallic, project in northeastern Minnesota, United States of America, which hosts copper, nickel, cobalt, gold, silver and platinum group metal mineralization (the “NorthMet Project”).
The Corporation controls 100% of the NorthMet Project through two long-term leases and owns 100% of the former LTV Steel Mining Company processing facility, located approximately seven rail miles from the ore body in the established mining district of the Mesabi Iron Range in northeastern Minnesota. Information with respect to the NorthMet Project is contained in the 2018 AIF and the Corporation’s other annual and quarterly filings available on SEDAR and EDGAR and PolyMet’s website, which are incorporated herein by reference. The following supplements information on the North Met Project that is incorporated by reference.
The Corporation’s registered and records office is located at the Corporation’s legal counsel offices situated at 2500 – 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3.  The corporate office is situated at First Canadian Place, Suite 5700 - 100 King Street West, Toronto, Ontario, M5X 1C7. The phone number is (416) 915-4149.
Our Business
Since 2003, the Corporation has focused on commencing commercial production on our NorthMet Project. We have focused our efforts on four main areas:
PolyMet acquired the Erie Plant, associated infrastructure and approximately 12,400 acres (19 square miles) of surface rights from Cliffs Erie LLC, a subsidiary of Cleveland-Cliffs Inc. (together “Cliffs”).  The plant is located about six miles west of the NorthMet ore body and is comprised of a 100,000 ton-per-day crushing and milling facility, a railroad and railroad access rights connecting the Erie Plant to the NorthMet Project ore body, tailings storage facilities, 120 railcars, locomotive fueling and maintenance facilities, water rights and pipelines, administrative offices on site, and approximately 6,000 acres of land to the east and west of the existing tailings storage facilities.
Upon completion of the land exchange on June 28, 2018, PolyMet now controls surface rights to approximately 19,050 acres or 30 square miles of contiguous surface rights stretching from west of the Erie Plant to east of the proposed East Pit at NorthMet.
In November 2015, the Minnesota Department of Natural Resources (“MDNR”), the USACE, and the United States Forest Service (“USFS”) published the NorthMet Final Environmental Impact Statement (“EIS”) as required under the Minnesota Environmental Policy Act (“MEPA”) and the National Environmental Policy Act (“NEPA”).  The U.S. Environmental Protection Agency was a cooperating agency in preparation of the EIS.  As part of the decade-long MEPA and NEPA processes, there were several extensive periods for public review and comment prior to publication of the final EIS.  The EIS included a proposed land exchange between the USFS and the Corporation.
In November 2018, the Corporation received all final MDNR permits for the NorthMet Project for which the Corporation had applied, including the Permit to Mine, dam safety, water appropriations, endangered and threatened species takings, and public waters work permits, along with Wetland Conservation Act approval.
In December 2018, the Corporation received all final Minnesota Pollution Control Agency (“MPCA”) permits for the NorthMet Project for which the Corporation had applied, including the water quality permit, air emission quality permit, and Section 401 certification.
Since early 2018, there have been various challenges filed in the Minnesota Court of Appeals contesting various aspects of the MDNR and MPCA decisions. PolyMet is a co-respondent in all suits.

On March 22, 2019, the Corporation announced that the USACE had issued its Record of Decision and Section 404 wetlands permit for the NorthMet Project.  Along with the recently issued State permits, the Corporation now holds all necessary permits to construct and operate the NorthMet Project.
In January 2017, the USFS issued its final Record of Decision authorizing the land exchange which stated the land exchange eliminates a fundamental conflict between the rights that PolyMet has as a result of control of the mineral rights and the USFS position on those rights which otherwise could result in litigation that has no certain outcome and could set a judicial precedent regarding other lands acquired in the same deed under the Weeks Act (36 Stat. 961).
Four legal challenges, which have since been consolidated into one proceeding, were filed during 2017 contesting various aspects of the land exchange final Record of Decision. PolyMet is a co-defendant with the USFS in this proceeding. Motions were filed by PolyMet to dismiss each of these suits for lack of standing. In August 2017, the U.S. District Court for the District of Minnesota denied the consolidated plaintiff’s motion for a preliminary injunction to stop the land exchange from proceeding while the consolidated action was pending.
In June 2018, the Corporation and the USFS exchanged titles to federal and private lands, completing the land exchange giving the Corporation control over both surface and mineral rights in and around the NorthMet Project’s ore body and consolidating the Superior National Forest’s land holdings in northeast Minnesota.
Since October 31, 2008, the Corporation and the Standby Purchaser have entered into a series of financing agreements and a marketing agreement (the “2008 Financing Agreements”) whereby Glencore committed to purchase all of the Corporation’s production of concentrates, metal, or intermediate products on market terms at the time of delivery, for at least the first five years of production.  As a result of the series of financing transactions and Glencore’s purchase of Common Shares previously owned by Cliffs, Glencore's current and potential ownership of Common Shares as at December 31, 2018 comprises:

•	92,836,072 Common Shares currently owned by Glencore representing 28.8% of PolyMet's issued and outstanding Common Shares.
•
44,303,743 Common Shares issuable upon the exercise of an exchange warrant (the “Exchange Warrant”) at US$1.2696 per share in exchange for US$25,000,000 initial principal floating rate secured debentures (“Convertible Debt”) plus capitalized and accrued interest as at December 31, 2018. Upon PolyMet giving the Standby Purchaser notice that it has received permits necessary to start construction of the NorthMet Project and availability of senior construction financing in a form reasonably acceptable to the Standby Purchaser, the Standby Purchaser will be required to exchange the debentures for Common Shares. The debentures bear interest at 12-month US dollar LIBOR plus 10%, compounded quarterly. Interest is payable in cash or by increasing the principal amount of the debentures at the Standby Purchaser’s option. At March 31, 2019, US$33,076,858.77 of interest had accrued to the Convertible Debt since inception.  The Corporation has provided security on the Convertible Debt covering all of the assets of PolyMet and Poly Met Mining, Inc. (“PMI”), including a pledge of PolyMet’s 100% shareholding in PMI (the “Security Documents”).  The Convertible Debt contains certain customary affirmative and negative covenants, including, among other things, with respect to the incurrence of debt and the grant of guarantees by the Corporation and its subsidiaries.

•
6,458,001 Common Shares issuable upon the exercise of warrants acquired by Glencore in 2019, which warrants can be exercised at US$0.7368 per Common Share at any time until March 31, 2024 (the “2019 Warrants”);

•
7,055,626 Common Shares issuable upon the exercise of warrants acquired by Glencore in 2016, which warrants can be exercised at US$1.00 per Common Share at any time until October 28, 2021 (the “2016-1 Warrants”); and

•
625,000 Common Shares issuable upon the exercise of warrants acquired by Glencore in 2016, which warrants can be exercised at US$0.7797 per share at any time until October 28, 2021 (the “2016-2 Warrants”).

The agreements governing the 2019 Warrants, the 2016-1 Warrants and the 2016-2 Warrants (collectively, the “Purchase Warrants”) contain customary anti-dilution provisions that are triggered by the occurrence of certain financing events, including the Rights Offering, as well as other terms and conditions described more fully in those agreement. If the Standby Purchaser were to exercise all of its rights and obligations under the above-noted agreements, prior to the Rights Offering, it would own 152,718,916 Common Shares of PolyMet as at March 31, 2019, representing approximately 39.97% on a partially diluted basis. Assuming exercise in full of the Rights, the Purchase Warrants will become exchangeable into [●] Common Shares at an average price of approximately US$[●] per Common Share.  If the Standby Purchaser subscribes for the maximum number of Common Shares, and no other holders of Rights exercise their Rights, and if the Standby Purchaser were to exchange the Purchase Warrants for Common Shares, subject to the adjustments described above, the Standby Purchaser would own [●] Common Shares representing [●]% on a partially diluted basis.
The Standby Purchaser was previously granted a right of first refusal to provide material financings other than certain forms of equity financing, subject to regulatory approval, as long as it owns 10% or more of the issued and outstanding Common Shares of PolyMet. As long as the Standby Purchaser owns more than 5% of the issued and outstanding Common Shares of PolyMet, it has the right to participate pro rata in any equity-related financing by the Corporation to maintain its ownership interest on a fully diluted basis (currently [●]% on a partially diluted basis).  The Standby Purchaser has waived its right of first refusal with respect to the Rights Offering and the issuance of the Rights Offering securities subject to revocation upon termination of the Standby Purchase Agreement or breach by the Corporation under the Standby Purchase Agreement.
On March 22, 2019, the Corporation entered into an extension agreement with Glencore (the “Extension Agreement”) with respect to the Convertible Debt in the principal amount of US$25,000,000 (with accrued interest through March 31, 2019 of US$33,076,859) and certain non-convertible debentures (the “Non-Convertible Debentures”, together with the Convertible Debt, the “Debentures”) in the principal amount of US$140,000,000 (with accrued interest through March 31, 2019 of US$44,697,894.25), issued by the Corporation pursuant to the 2008 Financing Agreements which were due to mature on March 31, 2019 (the “Glencore Debt”). Glencore agreed to extend the maturity date of the Debentures to provide the Corporation time to prepare for and complete the Rights Offering by June 30, 2019.
In connection with the Extension Agreement, the Corporation also entered into a warrant amendment agreement with Glencore (the “Warrant Amending Agreement”) pursuant to which the Corporation: (i) extended the expiry date of the Exchange Warrant to the earlier of (A) March 31, 2020 and (B) the date the Convertible Debentures are fully repaid, (ii) issued the 2019 Warrant, and (iii) used its commercially reasonable best efforts to reduce the exercise price of the Exchange Warrant to the lowest price permitted by the TSX and NYSE American, in each case subject to obtaining any necessary approvals of consents of the TSX and NYSE American.  Approval of the Exchange Warrant price reduction to US$0.7368 was subsequently approved in April 2019 by the TSX and NYSE American. The Exchange Warrant is exercisable provided the Glencore Debt remains outstanding. Upon closing of the Rights Offering, the intention is to repay the Glencore Debt at which point, the Exchange Warrants will expire unexercised.
Among other things, if the Rights Offering is not completed by June 30, 2019, the Standby Purchaser has the right to demand repayment of the Glencore Debt and exercise its rights and remedies pursuant to the 2008 Financing Agreements, including, without limitation, the right to enforce the Security Documents.
BACKGROUND TO THE RIGHTS OFFERING
The Rights Offering is the result of discussions and negotiations among representatives of the Corporation, the Special Committee (as herein defined), the board of directors of the Corporation (the “Board”) and the Standby Purchaser, and their respective advisors.  The following is a summary of the principal events leading up to the Corporation’s announcement of the Rights Offering on March 22, 2019 and May 6, 2019:
On February 28, 2019, a special committee comprised of independent directors of the Board (the “Special Committee”) was created to, among other things, assist with the evaluation of strategic alternatives for the Corporation, including potential debt, equity, alternative financing, investment, joint venture and strategic acquisition transactions, to provide the Board with advice and recommendations relating to any such strategic alternatives and to provide the Board with advice concerning alternatives for addressing the pending maturity of the Glencore Debt. The members of the Special Committee included Messrs. W. Ian L. Forrest (as chair), Dennis Bartlett and Alan R. Hodnik, each of whom was determined to not have any direct or indirect material relationship with Glencore. At this initial meeting, the members of the Special Committee discussed the potential for various strategic transactions in general as well as, more specifically, alternatives for either extending or repaying the Glencore Debt. It was agreed that the Corporation did not have the means to repay the maturing Glencore Debt and that the Corporation would need to work with Glencore to find a solution to this issue. Morgan Stanley Canada Limited and Paradigm Capital Inc., financial advisors to the Board and the Special Committee, as well as the Corporation’s external legal counsel, were also present and participated in this initial meeting of the Special Committee.

Immediately following this initial meeting of the Special Committee, the entire Board convened to further discuss strategic alternatives and options for addressing the Glencore Debt.
On March 5, 2019, a meeting of the Special Committee was held. The purpose of the meeting was for members of the Special Committee and management of the Corporation to be updated by the Corporation’s financial advisors with respect to a video conference call that had been held earlier that day between representatives of the Corporation’s financial advisors and senior Glencore officials. The Corporation’s financial advisors reported to the Special Committee and management of the Corporation that their call with Glencore had gone well, that Glencore remained supportive of the NorthMet Project and various options for addressing the pending Glencore Debt maturity were discussed.
On March 12, 2019, a meeting of the Special Committee was held by teleconference to review a draft proposal that had been prepared by the Corporation’s financial and legal advisors with respect to alternatives for repaying the Glencore Debt, which alternatives included a debt-to-project equity conversion proposal as well as a rights offering proposal. The Special Committee commented on the proposal and instructed its advisors to send it to Glencore later that day.
On March 15, 2019, a meeting of the Special Committee was held by teleconference during which the members of the Special Committee and management of the Corporation were advised that Glencore had considered the Corporation’s debt repayment proposals and that Glencore had determined that a rights offering fully backstopped by Glencore was its preferred route for addressing the repayment of the Glencore Debt. After extended discussion, the Special Committee instructed management and its external legal counsel to prepare a rights offering term sheet to send to Glencore.
On March 18, 2019, the Corporation’s external legal counsel provided a draft rights offering term sheet to Glencore’s external counsel. Over the next several days the Corporation, Glencore and their respective counsel continued to negotiate the definitive versions of the Extension Agreement, which included the rights offering term sheet as an appendix, and the Warrant Amending Agreement relating to the issuance of the 2019 Warrants to Glencore and certain amendments to the outstanding Exchange Warrant held by Glencore.
On March 21, 2019, a meeting of the Special Committee and its financial and legal advisors was held by teleconference to review the near final drafts of the Extension Agreement, the Warrant Amending Agreement and a draft press release. At this meeting, the members of the Special Committee further deliberated upon the advantages and disadvantages to the Corporation of the transactions contemplated by the Extension Agreement. After receiving advice from its financial and legal advisors, the Special Committee concluded that entering into the Extension Agreement and the Warrant Amending Agreement, including the commitment to launch a rights offering and to enter into the Standby Purchase Agreement with Glencore, was in the best interests of the Corporation. The Special Committee authorized management to execute the necessary agreements once finalized.
In addition, the members of the Special Committee discussed and considered that, under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transactions contemplated pursuant to the proposed Rights Offering, specifically the entering into of the Standby Purchase Agreement with Glencore, are “related party transactions” insofar as Glencore is, by reason of the securities currently held in the Corporation (being greater than 10% of the voting rights of the securities of the Corporation), a related party of the Corporation.  Pursuant to MI 61-101, related party transactions are, with certain limited exceptions, subject to formal valuation and minority shareholder approval requirements unless an exemption is available from those requirements. Following advice from legal counsel, the Special Committee concluded that the commitments under the proposed Rights Offering and the Extension Agreement, including the proposed Standby Purchase Agreement, were either not subject to the related party transaction rules of MI 61-101 given that Glencore’s proposed standby commitment complies with National Instrument 45-106 - Prospectus Exemptions, or, in respect of the issuance of the 2019 Warrants to Glencore pursuant to the Extension Agreement, does not exceed 24.99% of the “market capitalization” (as defined in MI 61-101) of the Corporation.
The definitive Extension Agreement and Warrant Amending Agreement were finalized and executed prior to the opening of trading on March 22, 2019.

USE OF PROCEEDS
The Gross Proceeds (assuming full exercise of the Rights) to be received by the Corporation from the Rights Offering are estimated to be approximately US$265,000,000.
The Corporation intends to use the Gross Proceeds of US$265,000,000 from the Rights Offering as follows:
Repayment of Glencore Debt: US$251.31 million
Standby Fee:                                 US$7.69 million
Expenses:                                  US$6 million
As at December 31, 2018, the Corporation has negative cash flow from operating activities. The Corporation cannot predict if or when it will generate positive cash flows. The Corporation intends to use proceeds raised from the Rights Offering primarily for repayment of the Glencore Debt. See “RISK FACTORS -- Negative Cash Flow from Operating Activities.”
Business Objectives and Milestones
The key business objectives that the Corporation expects to accomplish with the proceeds of the Rights Offering are to repay the Glencore Debt upon closing of the Rights Offering at a cost of approximately US$251 million.  Future objectives include: (a) maintain political, social and regulatory support for the NorthMet Project; (b) finalize the NorthMet Project optimization plan; (c) finalize the NorthMet Project implementation plan; and (d) execute construction finance, subject to typical conditions precedent.
CONSOLIDATED CAPITALIZATION
Other than as described under the heading “PRIOR SALES”, there have been no material changes in the share and loan capital of the Corporation since December 31, 2018.  As a result of the issuance of securities which may be distributed under this prospectus, the share capital of the Corporation may increase by up to a maximum of US$265,000,000.
RELATED PARTY TRANSACTIONS
The Corporation conducted transactions with senior management, directors and persons or companies related to these individuals, and paid or accrued amounts during the periods indicated below as follows:
	Twelve months ended December 31, 2018 (1)	Eleven months ended December 31, 2017 (2)	Twelve months ended January 31, 2017 (3)
Salaries and other short-term benefits	US$1,956	US$1,898	US$1,828
Other long-term benefits	44	42	44
Share-based payment(4)	1,680	836	1,709
Total	US$3,680	US$2,776	US$3,581
Notes:
(1)
Twelve months ended December 31, 2018 includes Directors (Dennis Bartlett, Jonathan Cherry, Mike Ciricillo, David Dreisinger, W. Ian L. Forrest, Helen Harper, Alan R. Hodnik, Stephen Rowland and Michael M. Sill) and senior management (Jonathan Cherry, Patrick Keenan and Bradley Moore).

(2)
Eleven months ended December 31, 2017 includes Directors (Dennis Bartlett, Jonathan Cherry, Mike Ciricillo, Matthew Daley, David Dreisinger, W. Ian L. Forrest, Helen Harper, Alan R. Hodnik, Stephen Rowland and Michael M. Sill) and senior management (Jonathan Cherry, Patrick Keenan, Douglas Newby and Bradley Moore).

(3)
Year ended January 31, 2017 includes Directors (Jonathan Cherry, Matthew Daley, David Dreisinger, W. Ian L. Forrest, Helen Harper, Alan R. Hodnik, Stephen Rowland and Michael M, Sill) and senior management (Jonathan Cherry, Douglas Newby and Bradley Moore).

(4)	Share-based payment represents the amount capitalized or expenses during the period.

The amounts charged to the Corporation for the services provided have been determined by negotiation among the parties. These transactions were in the normal course of operations.
During the twelve months ended December 31, 2018, the Corporation granted 1,696,000 incentive stock options (“Stock Options”) and 907,904 restricted stock units (“RSUs”) to directors and senior management.  This compares with 1,150,000 Stock Options and 327,869 RSUs granted during the eleven months ended December 31, 2017.  Share-based payment represents the fair value determined at grant date to be expensed over the vesting period.
There are agreements with key employees, including the President and Chief Executive Officer, containing severance provisions for termination without cause or in the event of a change of control. No other director of the Corporation has an agreement providing for benefits upon termination.
As a result of Glencore’s ownership of 28.8% of the Corporation’s issued and outstanding Common Shares, it is a related party. In addition to the Glencore Debt and securities issued pursuant to the 2008 Financing Agreements, the Corporation entered into a Technical Services Agreement with Glencore whereby the Corporation reimburses Glencore for the NorthMet Project technical support costs requested under an agreed scope of work, primarily in detailed project design and mineral processing. During the twelve months ended December 31, 2018, the Corporation recorded US$0.070 million (eleven months ended December 31, 2017 - US$nil) for services under this agreement.
Pursuant to the Extension Agreement, Glencore has agreed to extend the maturity date of the Glencore Debt to provide the Corporation time to prepare for and complete the Rights Offering by June 30, 2019.
In connection with the Warrant Amending Agreement, the Corporation: (i) extended the expiry date of the Exchange Warrant to the earlier of (A) March 31, 2020 and (B) the date the Convertible Debentures are fully repaid, (ii) issued the 2019 Warrant, and (iii) used its commercially reasonable best efforts to reduce the exercise price of the Exchange Warrant to the lowest price permitted by the TSX and NYSE American, in each case subject to obtaining any necessary approvals of consents of the TSX and NYSE American. Approval of the Exchange Warrant price reduction to US$0.7368 was subsequently approved in April 2019 by the TSX and NYSE American.
In connection with the Standby Purchase Agreement and the transactions contemplated thereunder as described further under the heading “STANDBY COMMITMENT”, the Corporation is not subject to the valuation and minority approval requirements of Part 5 of MI 61-101 by virtue of section 5.1(k)(ii) of MI 61-101.
DESCRIPTION OF SHARE CAPITAL
The authorized capital of the Corporation consists of an unlimited number of Common Shares without par value.  On the date of this prospectus, 322,223,504 Common Shares were issued and outstanding, including 95,500 restricted shares.  In addition, as of May 6, 2019, there were Stock Options outstanding to acquire 25,082,002 Common Shares and RSUs to acquire 4,052,282 Common Shares pursuant to the PolyMet Mining Corp. Omnibus Share Compensation Plan (the “Omnibus Plan”). In addition, as of May 6, 2019, there were bonus shares to acquire up to 3,640,000 Common Shares issuable pursuant to the Corporation’s bonus share incentive plan for certain directors, key employees and consultants, and convertible debentures and warrants to acquire 106,012,811 Common Shares.  For further details regarding the authorized capital of the Corporation, see the 2018 AIF, which is incorporated herein by reference.
Common Shares
Shareholders are entitled to one vote per Common Share at all meetings of Shareholders except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.  The holders of Common Shares are entitled to receive dividends as and when declared by the Board, and to receive a pro rata share of the remaining property and assets of the Corporation in the event of liquidation, dissolution or winding up of the Corporation. The Common Shares carry no pre-emptive, redemption, purchase or conversion rights. Pursuant to the terms of prior financings, the Standby Purchaser has certain anti-dilution rights that permit it to acquire additional securities so as to maintain its proportional equity interest in the Corporation.  Neither the BCBCA nor the constating documents of the Corporation impose restrictions on the transfer of Common Shares on the register of the Corporation, provided that the Corporation receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Corporation. The BCBCA provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

Options to Purchase Common Shares
The Rights Offering is a corporate transaction that will affect the Corporation’s issued share capital and its outstanding equity securities that are convertible into, exchangeable for or exercisable to acquire unissued share capital (“Convertible Securities”). Some, but not all, of the Corporation’s outstanding Convertible Securities contain certain anti-dilution adjustment provisions that are intended to ensure that a holder of Convertible Securities is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Rights Offering. The outstanding warrants held by the Standby Purchaser are subject to certain specific anti-dilution adjustment provisions that are intended to ensure that a holder is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Rights Offering.
Currently granted Stock Options and RSUs issued under the Omnibus Plan are not subject to specific anti-dilution adjustment provisions. Instead, the Omnibus Plan authorizes the Board to make appropriate adjustments to the terms of outstanding Stock Options and RSUs to reflect changes to the Common Shares resulting from corporate transactions such as the Rights Offering.  Subject to the prior approval of the TSX, the Corporation may adjust the terms of its outstanding Stock Options and RSU’s on a basis equivalent to the adjustment to be made, in accordance with their terms, to the warrants.  Information provided elsewhere in this prospectus with respect to the number of Convertible Securities issued and outstanding is given without giving effect to any anti-dilution adjustment provisions described above. If additional Common Shares are issued prior to the Record Date pursuant to the exercise or exchange of outstanding warrants or options, additional Rights will be issued.
Assuming that the Rights Offering is fully subscribed, the number of Common Shares issuable upon the exercise of all outstanding Stock Options and RSUs will increase from [●] Common Shares to [●] Common Shares.
INTENTION OF INSIDERS AND OTHERS TO EXERCISE RIGHTS
Under the Standby Purchase Agreement, the Standby Purchaser, subject to certain terms and conditions and limitations, has agreed to exercise its Basic Subscription Privilege in full and to purchase at the Subscription Price, that number of Common Shares equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege.
Certain directors and officers of the Corporation who can participate directly or indirectly in the Rights Offering have indicated that they intend to exercise some or all of their Rights pursuant to the Basic Subscription Privilege, and may also subscribe for additional Rights under the Additional Subscription Privilege.
The information as to the intentions of our insiders is not within our knowledge and has been furnished by the respective insiders. No assurance can be given by us that the respective insiders will subscribe for Common Shares.
PRIOR SALES
During the 12-month period prior to the date of this prospectus, the Corporation issued Common Shares or securities convertible into Common Shares as follows:
Date	Number and Type of Security Issued	Issue/Exercise Price	Type of Issuance
April 22, 2019	26,250 Common Shares	N/A	Extension of option agreement for land purchase(1)
March 29, 2019	6,458,001 Common Share Purchase Warrant	US$0.7368 per Common Share	Extension Agreement for Glencore Debt (2)
March 26, 2019	39,391 Common Shares	N/A	Release of RSUs (3)
January 30, 2019	7,800 Common Shares	U$0.7110	Exercise of Stock Options(4)

January 28, 2019	100,000 Common Shares	U$0.7110	Exercise of Stock Options(4)
January 25, 2019	3,832 Common Shares	U$0.7110	Exercise of Stock Options(4)
January 23, 2019	78,539 Common Shares	U$0.7110	Exercise of Stock Options(4)
January 21, 2019	26,250 Common Shares	N/A	Extension of option agreement for land purchase(1)
January 17, 2019	10,000 Common Shares	US$0.7110	Exercise of Stock Options(4)
January 7, 2019	102,921 Common Shares	N/A	Performance Awards(5)
January 7, 2019	200,000 Common Shares	US$0.7110	Exercise of Stock Options(6)
January 7, 2019	438,452 Common Shares	N/A	Release of RSUs (7)
November 6, 2018	500,000 Common Shares	US$1.00	Exercise of Warrants(8)
October 22, 2018	26,250 Common Shares	N/A	Extension of option agreement for land purchase(1)
September 7, 2018	100,000 Common Shares	US$0.61	Exercise of Stock Options(9)
July 23, 2018	26,250 Common Shares	N/A	Extension of option agreement for land purchase(1)
June 15, 2018	26,250 Common Shares	N/A	Extension of option agreement for land purchase(1)
June 15, 2018	109,290 Common Shares	N/A	Release of RSUs (10)
Notes:
(1)
Through its wholly-owned U.S. subsidiary, PMI, the Corporation entered into agreements with Burns Enterprise, LLC (“Burns”) for the extension of the option to purchase certain land in Minnesota and as further consideration for the extension, granted to Burns 26,250 Common Shares every three months, pending the extension of the option.

(2)	As further consideration for the extension of the Glencore Debt.
(3)	RSUs granted March 10, 2011 released upon receipt of final permit to construct and operate the NorthMet Project.
(4)	Options granted January 30, 2009 at an exercise price of US$0.7110 that expired on January 30, 2019.
(5)	Performance Awards issued pursuant to the Omnibus Plan issued to employees based on year-end performance.
(6)	Options granted February 17, 2009 at an exercise price of US$0.7110 that expired on February 17, 2019.
(7)	RSUs granted January 5, 2017 with a vesting date provision of January 5, 2019.
(8)	Warrants exercised in connection with the October 2016 private placement at an exercise price of US$1.00.
(9)	Options granted June 15, 2017 at an exercise price of US$0.61 that expire on June 15, 2022.
(10)	RSUs granted June 15, 2017, with a vesting date provision of 1/3 annually from the date of grant.
PRICE RANGE AND TRADING VOLUME
The Common Shares are listed for trading on the TSX under the symbol “POM” and on the NYSE American under the symbol “PLM”.  The following table sets forth the market price range and trading volumes of the Common Shares on the TSX and the NYSE American for the periods indicated.
Month Ended	TSX			NYSE American
	High	Low	Total Volume	High	Low	Total Volume
	(CDN$)	(CDN$)	(#)	(US$)	(US$)	(#)
May 1 - 3, 2019	0.74	0.68	25,380	0.5595	0.505	1,405,788
April 30, 2019	0.90	0.64	748,350	0.70	0.47	20,432,767
March 31, 2019	1.22	0.86	345,850	0.91	0.64	21,107,673
February 28, 2019	0.98	0.86	158,200	0.78	0.66	5,764,902
January 31, 2019	1.13	0.98	104,200	0.85	0.72	6,408,850
December 31, 2018	1.15	0.98	70,480	0.88	0.80	8,148,062
November 30, 2018	1.60	1.06	478,930	1.25	0.80	14,628,844
October 31, 2018	1.32	1.16	88,601	1.05	0.88	4,300,785
September 30, 2018	1.34	1.06	122,030	1.05	0.80	5,171,087
August 31, 2018	1.16	1.01	64,890	0.90	0.79	3,970,902
July 31, 2018	1.30	1.02	99,505	1.00	0.79	4,681,453
June 30, 2018	1.51	0.98	808,320	1.15	0.75	13,043,697
May 31, 2018	1.10	0.95	136,235	0.85	0.75	3,152,614
April 30, 2018	1.15	1.00	395,720	0.93	0.775	6,904,776

DESCRIPTION OF OFFERED SECURITIES
Issue of Rights and Record Date
Shareholders of record at 5:00 p.m. (Eastern time) on the Record Date will receive Rights on the basis of one Right for each Common Share held at that time.  The Rights permit the holders thereof (provided that such holders are in an Eligible Jurisdiction or are Approved Eligible Holders) to subscribe for and purchase from the Corporation up to an aggregate of [●] Common Shares, assuming exercise in full of the Rights issued hereunder.  The Rights are transferable in Canada and in the United States by the holders thereof.  See “Sale or Transfer of Rights”.
The Rights will be represented by the Rights Certificates that will be issued in registered form.  For Shareholders who hold their Common Shares in registered form, a Rights Certificate evidencing the number of Rights to which a holder is entitled as at the Record Date and the number of Common Shares which may be obtained on exercise of those Rights will be mailed with a copy of this prospectus to each Shareholder as of 5:00 p.m. (Eastern time) on the Record Date.  See “Rights Certificate -- Common Shares Held in Registered Form”.
Shareholders that hold their Common Shares through a CDS Participant or DTC Participant will not receive physical certificates evidencing their ownership of Rights.  On the Record Date, a global position representing such Rights will be issued electronically to, and in the name of, CDS and will be issued in certificated form to DTC, or its nominee.  See “Rights Certificate -- Common Shares Held Through CDS” and “Rights Certificates -- Common Shares Held Through DTC”.
Subscription Basis
For every [●] Rights held, the holder thereof (other than an Ineligible Holder) is entitled to subscribe for one Common Share at the Subscription Price of US$[●] per Common Share.  This Subscription Price was determined by the Corporation in accordance with the rules of the TSX.  Subject to statutory rescission rights, any exercise of Rights for Common Shares will be irrevocable once submitted.
Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares.  The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof.  CDS Participants or DTC Participants that hold Rights for more than one beneficial holder may, upon providing evidence satisfactory to the Corporation, exercise Rights on behalf of its accounts on the same basis as if the beneficial owners of Common Shares were holders of record on the Record Date.
Commencement Date and Expiry Date
The Rights will be eligible for exercise following [●], 2019 (the “Commencement Date”).  The Rights will expire at the Expiry Time on the Expiry Date.  Shareholders who exercise the Rights will become holders of Common Shares issued through the exercise of the Rights on the completion of the Rights Offering, which is expected to occur on or before the third business day following the Expiry Date.  RIGHTS NOT VALIDLY EXERCISED AND RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO THE EXPIRY TIME ON THE EXPIRY DATE WILL BE VOID AND OF NO VALUE.

Basic Subscription Privilege
Each Shareholder at 5:00 p.m. (Eastern time) on the Record Date is entitled to receive one Right for each Common Share held.  For every [●] Rights held, the holder (other than an Ineligible Holder) is entitled to acquire one Common Share under the Basic Subscription Privilege at the Subscription Price by subscribing and making payment in the manner described herein prior to the Expiry Time on the Expiry Date.  A holder of Rights that subscribes for some, but not all, of the Common Shares pursuant to the Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of such Rights and such unexercised balance of Rights will be void and of no value unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder.  Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for the Additional Shares, if any, that are not otherwise subscribed for under the Rights Offering on a pro rata basis, prior to the Expiry Time on the Expiry Date pursuant to the Additional Subscription Privilege.  See “-- Additional Subscription Privilege”.
For Rights held in registered form, in order to exercise the Rights represented by a Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Subscription Agent in accordance with the terms of this Rights Offering in the manner and upon the terms set out in this prospectus and pay the aggregate Subscription Price.  Any exercises of Rights for Common Shares are irrevocable once submitted.
For Rights held through a CDS Participant, a holder may subscribe for Common Shares by instructing the CDS Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for in accordance with the terms of this Rights Offering to such CDS Participant.  Any exercise of Rights for Common Shares made in connection with the Rights Offering through a CDS Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.
For Rights held through a DTC Participant, a holder may subscribe for Common Shares by instructing the DTC Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for in accordance with the terms of this Rights Offering to such DTC Participant.  Any exercise of Rights for Common Shares made in connection with the Rights Offering through a DTC Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.
The Subscription Price is payable in U.S. funds by certified cheque, bank draft, bank transfer or money order drawn to the order of the Subscription Agent.  In the case of subscription through a CDS Participant or DTC Participant, the Subscription Price is payable by certified cheque, bank draft, bank transfer or money order drawn to the order of such CDS Participant or DTC Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism.  The entire Subscription Price for Common Shares subscribed for must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office prior to the Expiry Time on the Expiry Date.  Accordingly, a subscriber subscribing through a CDS Participant or DTC Participant must deliver its payment and instructions sufficiently in advance of the Expiry Date to allow the CDS Participant or DTC Participant to properly exercise the Rights on its behalf.
Payment of the Subscription Price will constitute a representation to the Corporation and, if applicable, to the CDS Participant or DTC Participant, by the subscriber (including by its agents) that: (a) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Eligible Holder; and (b) the subscriber is not purchasing the Common Shares for resale to any person who is a citizen or resident of an Ineligible Jurisdiction.
Additional Subscription Privilege
Each holder of Rights who has exercised in full the Basic Subscription Privilege for its Rights may subscribe for Additional Shares, if available, at a price equal to the Subscription Price for each Additional Share.  The number of Additional Shares will be the difference, if any, between the total number of Common Shares issuable upon the exercise of all Rights offered under the Rights Offering and the total number of Common Shares subscribed and paid for pursuant to the Basic Subscription Privilege at the Expiry Time on the Expiry Date.  Subscriptions for Additional Shares will be received subject to allotment only and the number of Additional Shares, if any, that may be allotted to each subscriber will be equal to the lesser of: (a) the number of Additional Shares that such subscriber has subscribed for; and (b) the product (disregarding fractions) obtained by multiplying the number of Additional Shares available to be issued by a fraction, the numerator of which is the number of Rights previously exercised by the subscriber and the denominator of which is the aggregate number of Rights previously exercised under the Rights Offering by all holders of Rights that have subscribed for Additional Shares.  If any holder of Rights has subscribed for fewer Additional Shares than such holder’s pro rata allotment of Additional Shares, the excess Additional Shares will be allotted in a similar manner among the holders who were allotted fewer Additional Shares than they subscribed for.

To apply for Additional Shares under the Additional Subscription Privilege, each holder of Rights must forward their request to the Subscription Agent at the Subscription Office or their CDS Participant or DTC Participant, as applicable, prior to the Expiry Time on the Expiry Date.  Payment for Additional Shares, in the same manner as required upon exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to the Subscription Agent or a CDS Participant or a DTC Participant, as applicable.  Any excess funds will be returned by mail by the Subscription Agent or credited to a subscriber’s account with its CDS Participant or DTC Participant, as applicable, without interest or deduction.  Payment of such price must be received by the Subscription Agent prior to the Expiry Time on the Expiry Date, failing which the subscriber’s entitlement to such Additional Shares will terminate.  Accordingly, a subscriber subscribing through a CDS Participant or a DTC Participant must deliver its payment and instructions to its CDS Participant or DTC Participant sufficiently in advance of the Expiry Time on the Expiry Date to allow the CDS Participant or DTC Participant to properly exercise the Additional Subscription Privilege on its behalf.
Subscription and Transfer Agent
The Subscription Agent has been appointed the agent of the Corporation to receive subscriptions and payments from holders of Rights Certificates, to act as registrar and transfer agent for the Common Shares and to perform certain services relating to the exercise and transfer of Rights.  The Corporation will pay for the services of the Subscription Agent.  Subscriptions and payments under the Rights Offering should be sent to the Subscription Agent at:
By Registered Mail, Hand or Courier	By Mail
Computershare Investor Services Inc. 8th Floor 100 University Avenue Toronto, Ontario M5J 2Y1 Attention: Corporate Actions	Computershare Investor Services Inc. P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporation Actions
Enquiries relating to the Rights Offering should be addressed to the Subscription Agent by telephone at 1-800-564-6253 (North America) or 1-514-982-7555 (outside North America).
Rights Certificate - Common Shares Held in Registered Form
For all Shareholders with an address of record in an Eligible Jurisdiction whose Common Shares are held in registered form, a Rights Certificate representing the total number of Rights to which each such Shareholder is entitled as at the Record Date and the number of Common Shares which may be obtained on exercise of those Rights will be mailed with a copy of this prospectus to each such Shareholder.  In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “How to Complete the Rights Certificate”.  Rights not exercised by the Expiry Time on the Expiry Date will be void and of no value.
Rights Certificate - Common Shares Held Through CDS
For all Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other CDS Participant with an address of record in an Eligible Jurisdiction in the book based system administered by CDS, a global position representing the total number of Rights to which all such Shareholders as at the Record Date are entitled will be issued in registered form to CDS and will be deposited with CDS on the Commencement Date.  The Corporation expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to it from its CDS Participant in accordance with the practices and procedures of that CDS Participant.  CDS will be responsible for establishing and maintaining book-entry accounts for CDS Participants holding Rights.

Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by CDS or CDS Participants relating to the Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Rights; or (c) any advice or representations made or given by CDS or CDS Participants with respect to the rules and regulations of CDS or any action to be taken by CDS or CDS Participants.
The ability of a person having an interest in Rights held through a CDS Participant to pledge such interest or otherwise take action with respect to such interest (other than through a CDS Participant) may be limited due to the lack of a physical certificate.
Shareholders who hold their Common Shares through a CDS Participant must arrange purchases or transfers of Rights through their CDS Participant.  It is anticipated by the Corporation that each such purchaser of a Common Share or Right will receive a customer confirmation of issuance or purchase, as applicable, from the CDS Participant through which such Right is issued or such Common Share is purchased in accordance with the practices and policies of such CDS Participant.
Rights Certificate - Common Shares Held Through DTC
For all Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other DTC Participant with an address of record in an Eligible Jurisdiction in the book based system administered by DTC, a global certificate representing the total number of Rights to which all such Shareholders as at the Record Date are entitled will be issued in registered form to DTC and will be deposited with DTC on the Commencement Date.  The Corporation expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to it from its DTC Participant in accordance with the practices and procedures of that DTC Participant.  DTC will be responsible for establishing and maintaining book-entry accounts for DTC Participants holding Rights.
Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by DTC or DTC Participants relating to the Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Rights; or (c) any advice or representations made or given by DTC or DTC Participants with respect to the rules and regulations of DTC or any action to be taken by DTC or DTC Participants.
The ability of a person having an interest in Rights held through a DTC Participant to pledge such interest or otherwise take action with respect to such interest (other than through a DTC Participant) may be limited due to the lack of a physical certificate.
Shareholders who hold their Common Shares through a DTC Participant must arrange purchases or transfers of Rights through their DTC Participant.  It is anticipated by the Corporation that each such purchaser of a Common Share or Right will receive a customer confirmation of issuance or purchase, as applicable, from the DTC Participant through which such Right is issued or such Common Share is purchased in accordance with the practices and policies of such DTC Participant.

How to Complete the Rights Certificate

1.
Form 1 — Basic Subscription Privilege.  The maximum number of Rights that may be exercised pursuant to the Basic Subscription Privilege is shown in the box on the upper right hand corner of the face of the Rights Certificate.  Form 1 must be completed and signed to exercise all or some of the Rights represented by the Rights Certificate pursuant to the Basic Subscription Privilege.  If Form 1 is completed so as to exercise some but not all of the Rights represented by the Rights Certificate, the holder of the Rights Certificate will be deemed to have waived the unexercised balance of such Rights, unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder.

2.
Form 2 — Additional Subscription Privilege.  Complete and sign Form 2 on the Rights Certificate only if you also wish to participate in the Additional Subscription Privilege.  See “-- Additional Subscription Privilege”.

3.
Form 3 — Transfer of Rights.  Complete and sign Form 3 on the Rights Certificate only if you wish to transfer the Rights.  Your signature must be guaranteed by a Schedule I bank, a major trust company in Canada, or a member of an acceptable Medallion Signature Guarantee Program, including STAMP, SEMP, and MSP (for Canadian Shareholders).  Members of STAMP are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada.  The guarantor must affix a stamp bearing the actual words “Signature Guaranteed”.  In the United States, your signature must be guaranteed by a member of an acceptable Medallion Signature Guarantee Program only. It is not necessary for a transferee to obtain a new Rights Certificate to exercise the Rights, but the signatures of the transferee on Forms 1 and 2 must correspond in every particular with the name of the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights Certificate for all purposes.  If Form 3 is completed, the Subscription Agent will treat the transferee as the absolute owner of the Rights Certificate for all purposes and will not be affected by notice to the contrary.

4.
Form 4 — Dividing or Combining.  Complete and sign Form 4 on the Rights Certificate only if you wish to divide or combine the Rights Certificate, and surrender it to the Subscription Agent at the Subscription Office.  Rights Certificates need not be endorsed if the new Rights Certificate(s) are issued in the same name.  The Subscription Agent will then issue a new Rights Certificate in such denominations (totalling the same number of Rights as represented by the Right(s) Certificates being divided or combined) as are required by the Rights Certificate holder.  Rights Certificates must be surrendered for division or combination in sufficient time prior to the Expiry Time to permit the new Rights Certificates to be issued to and used by the Rights Certificate holder.

5.
Payment.  Enclose payment in U.S. funds by certified cheque, bank draft, bank transfer or money order payable to the order of “Computershare Investor Services Inc.”.  The amount of payment will be US$[●] per Common Share.  Payment must also be included for any Additional Shares subscribed for under the Additional Subscription Privilege.

6.
Deposit.  Deliver by sending a pdf copy by email to depositoryparticipant@computershare.com of the completed Rights Certificate immediately followed by payment and the completed Rights Certificate in the enclosed return envelope addressed to the Subscription Agent to be received by the Subscription Office listed above before the Expiry Time on the Expiry Date.  If mailing, registered mail is recommended.  Please allow sufficient time to avoid late delivery.  The signature of the Rights Certificate holder must correspond in every particular with the name that appears on the face of the Rights Certificate.

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Subscription Agent.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Corporation in its sole discretion, and any determination by the Corporation will be final and binding on the Corporation and its security holders.  Upon delivery by email to depositoryparticipant@computershare.com of the completed Rights Certificate to the Subscription Agent, the exercise of the Rights and the subscription for Common Shares is irrevocable.  The Corporation reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful.  The Corporation also reserves the right to waive any defect in respect of any particular subscription.  Neither the Corporation nor the Subscription Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice.  Any holder of Rights that fails to complete their subscription in accordance with the foregoing instructions prior to the Expiry Time on the Expiry Date will forfeit their Rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

Undeliverable Rights
Rights Certificates returned to the Subscription Agent as undeliverable will not be sold by the Subscription Agent and no proceeds of sale will be credited to such holders.
Sale or Transfer of Rights
Holders of Rights in registered form in Canada or the United States may, instead of exercising their Rights to subscribe for Common Shares, sell or transfer their Rights to any person that is not an Ineligible Holder by completing Form 3 on the Rights Certificate and delivering the Rights Certificate to the transferee.  See “-- How to Complete the Rights Certificate - 3.  Form 3 - Transfer of Rights”.  A permitted transferee of the Rights of a registered holder of a Rights Certificate may exercise the Rights transferred to such permitted transferee without obtaining a new Rights Certificate.  If a Rights Certificate is transferred in blank, the Corporation and the Subscription Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and neither the Corporation nor the Subscription Agent will be affected by any notice to the contrary.
The TSX has conditionally approved the listing of the Rights, the Common Shares issuable upon the exercise of the Rights, the Common Shares issuable upon the exercise of the Additional Subscription Privilege and the Standby Shares. The listing is subject to the Corporation fulfilling all the requirements of the TSX on or before noon on the fifth trading day preceding the Record Date for the Rights Offering. An application has been made with NYSE American to admit the Rights for trading and list the Common Shares issuable upon the exercise of the Rights and the Standby Shares. Provided the Corporation obtains such approval and fulfills all such requirements, the Rights will be listed or admitted for trading, as applicable, on each of the TSX and NYSE American.  Holders that do not wish to exercise their Rights may sell or transfer their Rights through usual investment channels, such as investment dealers and brokers, at the holder’s own expense. It is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date, and on the NYSE American at the close of trading (Eastern time) on the day immediately preceding the Expiry Date. The Corporation has filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act, and expects to make other certain filings with the SEC and the NYSE American so that the Rights and the Common Shares issuable upon the exercise of the Rights issued to Shareholders that are U.S. residents and are not affiliates of the Corporation will not be subject to transfer restrictions under U.S. securities law.
Holders of Rights through CDS or DTC Participants in Canada who wish to sell or transfer their Rights must do so in the same manner in which they sell or transfer Common Shares.  See “-- Rights Certificate -- Common Shares Held Through CDS” and “Rights Certificate -- Common Shares Held Through DTC”.
Dividing or Combining Rights Certificates
A Rights Certificate may be divided, exchanged or combined.  See “-- How to Complete the Rights Certificate - 4.  Form 4 - Dividing or Combining” above.
Reservation of Common Shares
The Corporation will, at all times, reserve sufficient unissued Common Shares as will permit the exchange of all the outstanding Rights for Common Shares during the period beginning on the Commencement Date and ending on the Expiry Date at the Expiry Time.
Dilution to Existing Shareholders
If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s current percentage ownership in the Corporation will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, as well as the purchase of Standby Shares by the Standby Purchaser and the triggering of the anti-dilution adjustments of the Corporation’s outstanding Purchase Warrants issued in connection with the Debentures to the Standby Purchaser. Shareholders should be aware that under the Standby Purchase Agreement, the Standby Purchaser, subject to certain terms and conditions and limitations, has agreed to exercise its Basic Subscription Privilege in full and to purchase at the Subscription Price, that number of Common Shares equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege.  See “STANDBY COMMITMENT”.
Ineligible Holders
This Rights Offering is made only in the Eligible Jurisdictions.  Accordingly, neither a subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Corporation has reason to believe is an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from an Approved Eligible Holder.

Rights Certificates will not be issued and forwarded by the Corporation to Ineligible Holders who are not Approved Eligible Holders.  Ineligible Holders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Corporation.  Ineligible Holders will be sent a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Subscription Agent.  The letter will also set out the conditions required to be met, and procedures that must be followed, by Ineligible Holders wishing to participate in the Rights Offering.  Rights Certificates in respect of Rights issued to Ineligible Holders will be issued to and held by the Subscription Agent as agent for the benefit of Ineligible Holders.  The Subscription Agent will hold the Rights until 5:00 p.m. (Eastern time) on [●], 2019 in order to provide Ineligible Holders an opportunity to claim a Rights Certificate by satisfying the Corporation that the issue of Common Shares pursuant to the exercise of Rights will not be in violation of the laws of the applicable jurisdiction.  Following such date, the Subscription Agent, for the account of registered Ineligible Holders will, prior to the Expiry Time on the Expiry Date, attempt to sell the Rights of such registered Ineligible Holders represented by Rights Certificates in the possession of the Subscription Agent on such date or dates and at such price or prices as the Subscription Agent determines in its sole discretion.
Beneficial owners of Common Shares registered in the name of a resident of an Ineligible Jurisdiction, who are not themselves resident in an Ineligible Jurisdiction, who wish to be recognized as an Approved Eligible Holder and who believe that their Rights Certificates may have been delivered to the Subscription Agent, should advise their broker if they wish to subscribe and the broker may contact the Subscription Agent at the earliest opportunity and in any case in advance of 5:00 p.m. (Eastern time) on [●], 2019 to request to have their Rights Certificates mailed to them.
The Rights and the Common Shares issuable on the exercise of the Rights and the Standby Shares have not been qualified for distribution in any Ineligible Jurisdiction and, accordingly, may only be offered, sold, acquired, exercised or transferred in transactions not prohibited by applicable laws in Ineligible Jurisdictions.  Notwithstanding the foregoing, persons located in such Ineligible Jurisdictions may be able to exercise the Rights and purchase Common Shares provided that they furnish an investor letter satisfactory to the Corporation on or before [●], 2019.  The form of investor letter will be available from the Corporation or the Subscription Agent upon request.  A holder of Rights in an Ineligible Jurisdiction holding on behalf of a person resident in an Eligible Jurisdiction may be able to exercise the Rights provided the holder certifies in the investor letter that the beneficial purchaser is resident in an Eligible Jurisdiction and satisfies the Corporation that such subscription is lawful and in compliance with all securities and other applicable laws.
No charge will be made for the sale of Rights by the Subscription Agent except for a proportionate share of any brokerage commissions incurred by the Subscription Agent and the costs of or incurred by the Subscription Agent in connection with the sale of the Rights.  Registered Ineligible Holders will not be entitled to instruct the Subscription Agent in respect of the price or the time at which the Rights are to be sold.  The Subscription Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Subscription Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be divided on a pro rata basis among such registered Ineligible Holders and delivered by mailing cheques (in Canadian funds) of the Subscription Agent therefor as soon as practicable to such registered Ineligible Holders at their addresses recorded on the books of the Corporation.  Amounts of less than US$10.00 will not be remitted.  The Subscription Agent will act in its capacity as agent of the registered Ineligible Holders on a best efforts basis only and the Corporation and the Subscription Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Holder.  Neither the Corporation nor the Subscription Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular day.  There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Subscription Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld.  In such event, no proceeds will be remitted.
Holders of Rights who are not resident in Canada or the United States should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in the jurisdiction where they reside, which are not described herein.  Accordingly, such holders should consult their own tax advisors about the specific tax consequences in the jurisdiction where they reside of acquiring, holding and disposing of Rights or Common Shares.

PLAN OF DISTRIBUTION
Each Shareholder on the Record Date will receive one Right for each Common Share held.  For every [●] Rights held, the holder thereof is entitled to purchase [●] Common Shares at a price of US$[●] per Common Share.
This prospectus qualifies the distribution of the Rights as well as the Common Shares issuable upon exercise of the Rights and the Standby Shares in each of the Eligible Jurisdictions.  The Rights as well as the Common Shares issuable upon the exercise of the Rights and the Standby Shares are not qualified under the securities laws of, or being distributed or offered in, any Ineligible Jurisdiction and, except under the circumstances described herein, Rights may not be exercised by or on behalf of an Ineligible Holder.  This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities.  Rights Certificates will not be sent to Shareholders with addresses of record in any Ineligible Jurisdiction.  Instead, such Ineligible Holders will be sent a letter advising them that their Rights Certificates will be held by the Subscription Agent, who will hold such Rights as agent for the benefit of all such Ineligible Holders until and unless such Ineligible Holder becomes an Approved Eligible Holder.  In the event such Ineligible Holders do not become Approved Eligible Holders, the Subscription Agent, for the account of such Ineligible Holder, will, prior to the Expiry Date, attempt to sell the Rights allocable to such Ineligible Holder and evidenced by Rights Certificates in the possession of the Subscription Agent, at such prices and otherwise in such manner as the Subscription Agent may determine in its sole discretion.  The Subscription Agent’s ability to sell such Rights and the price obtained therefore are dependent on market conditions. Neither the Corporation nor the Subscription Agent will be subject to any liability for the failure to sell any such Rights or to sell such Rights at a particular price.  The net proceeds received by the Subscription Agent from the sale of such Rights will be divided among the Ineligible Holders in proportion to the number of Common Shares then held by them respectively on the Record Date.  The Subscription Agent will mail cheques therefore at the addresses of the Ineligible Holders appearing in the records of the Corporation. Amounts of less than US$10.00 will not be mailed.  See “DESCRIPTION OF OFFERED SECURITIES -- Ineligible Holders”.
No action has been or will be taken in any jurisdiction other than in the Eligible Jurisdictions, where action for that purpose is required, which would permit a public offering of the Offered Securities or the possession, circulation or distribution of this prospectus or any material relating to this Rights Offering except as set forth herein. Accordingly, the Offered Securities may not be offered, sold or delivered, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with this Rights Offering may be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
Notice to Investors in the European Economic Area
In relation to each member state of the European Economic Area (“Member State”) which has implemented the Prospectus Directive (defined below) (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the Offered Securities may not be offered or sold to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the Offered Securities, with effect from and including the Relevant Implementation Date, may be offered to the public in that Relevant Member State at any time:

(a)	to persons or entities that are “qualified investors” as defined in the Prospectus Directive;
(b)	to fewer than 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive); or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided in each case that no such offer of Rights shall result in a requirement for the Corporation to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this notice, the expression an “offer to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Rights Offering and any Rights to be offered so as to enable an investor to decide to purchase any Rights, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.
The Corporation has not authorized, nor does it authorize, the making of any offer of Rights through any financial intermediary on its behalf. In the case of any Offered Securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the Offered Securities acquired by it have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any Offered Securities to the public other than their offer or resale in a Relevant Member State to “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive. The Corporation will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
The European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus.
Notice to Investors in the United Kingdom
The Offered Securities may not be offered to the public in the United Kingdom (the “UK”). This prospectus does not contain an offer or constitute any part of an offer to the public in the UK within the meaning of sections 85 and 102B of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”), or otherwise, is not an approved prospectus for the purposes of section 85 of FSMA, and has not been (nor will be) delivered to the UK Financial Conduct Authority or delivered to or approved by any other authority which could be a competent authority for the purposes of the Prospectus Directive. In the UK, this prospectus is only being distributed to, and is only directed at, persons that are: (i) qualified investors within the meaning of section 86(7) of FSMA acting as principal or in circumstances to which section 86(2) of the FSMA applies; and (ii) relevant persons, who are either: (a) ‘investment professionals’ falling within Article 19 of UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Financial Promotions Order”); (b) ‘high net worth entities, unincorporated associations etc.’, falling within Article 49 of the Financial Promotions Order; or (c) otherwise lawfully permitted to receive it. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. Any person in the UK that is not a relevant person should not act or rely on this short form prospectus or any of its contents. Each purchaser of Offered Securities in the UK will be deemed to have represented to the Corporation, and acknowledges that the Corporation is relying on such representation, that they satisfy the criteria to be a relevant person.
Notice to Investors in Switzerland
The Offered Securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Offered Securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the Offered Securities, have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of Rights will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Rights has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to purchasers of Rights.

Notice to Investors in Hong Kong
The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. Purchasers resident in Hong Kong are advised to exercise caution in relation to the Rights Offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
This document has not been registered by the Registrar of Companies in Hong Kong pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32) of the Laws of Hong Kong (“CWMO”).
Accordingly: (i) the Offered Securities may not be offered or sold in Hong Kong by means of any document other than to persons who are “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571) of the Laws of Hong Kong (“SFO”) and any rules made under the SFO, or in other circumstances which do not result in the document being a “prospectus” as defined in section 2(1) of the CWMO or which do not constitute an offer to the public within the meaning of the CWMO or an invitation to the public within the meaning of the SFO; and (ii) this document must not be issued, circulated or distributed in Hong Kong other than (1) to “professional investors” as defined in the SFO and any rules made under the SFO, (2) to persons and in circumstances which do not result in this document being a “prospectus” as defined in section 2(1) of the CWMO or which do not constitute an offer to the public within the meaning of the CWMO or an invitation to the public within the meaning of the SFO or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFO and CWMO.
In Hong Kong, there are two statutes that regulate the offering of securities: (i) the CWMO; and (ii) the SFO.  As the proposed Rights Offering involves the offer of Rights to Common Shares in the Corporation, both of these statutes are applicable.  Under the CWMO, an offer in Hong Kong needs to comply with the prospectus requirements unless it can be made in compliance with one of the safe harbours expressly provided for under the statute.  Additionally, offers in Hong Kong need to be made pursuant to one of the statutory safe harbours under the SFO to avoid the requirement for the offer document (and any supporting materials) to comply with the authorisation requirements under the SFO.
One of the safe harbours included in both the CWMO and the SFO is where offers in Hong Kong are solely made to “professional investors” as defined under the SFO. Further detail on the relevant “professional investor” safe harbour included under the CWMO and the SFO are set out below.  The definition of “professional investors” as set forth under the SFO covers both intermediaries (i.e. companies operating regulated financial services businesses) and high-net worth individuals.  It should also be noted that there are other potential safe harbours under the CWMO and SFO that could be relied on in connection with the proposed Rights Offering (e.g. including where offers are made to a limited number of prospective (non-professional) investors in Hong Kong and, in any event, no more than 50 offerees (and this prospectus includes wording necessary to rely on this exemption were it available)).  However, in practice, since this can be easy to breach (and difficult to monitor), it is common for offerors / their managers to rely solely on the “profession investor” safe harbour.
CWMO Safe Harbour Provisions
Section 2(1) of the CWMO provides that a document that includes an offer of securities is not a “prospectus” where the offer contains or relates to an offer specified in Part 1 of the 17th Schedule of the CWMO (the “CWMO Safe Harbours”).  In turn, the 17th Schedule of the CWMO provides that an offer is excluded from the CWMO definition of “prospectus” where the offer is only made to “professional investors”.  In considering whether an offer comes within the scope of the CWMO Safe Harbours, the part of the offer which is made to investors outside of Hong Kong can be disregarded.  Therefore, if the offer is made in other jurisdictions to non-professional investors, this will not affect the availability of the CWMO Safe Harbours for the purposes of the proposed offer.  Accordingly, provided the proposed offer is only made in Hong Kong to “professional investors”, the proposed offer will be exempt from the prospectus requirements provided for under the CWMO.

SFO Safe Harbour Provisions
Section 103 of Part IV of the SFO provides that unless an exemption exists, a person must have an advertisement, invitation or document which to the person’s knowledge contains an invitation to the public to acquire or subscribe for securities authorised by the Securities and Futures Commission.   Under section 103(2)(ga) of the SFO, advertisements, invitations and documents for offers which fall within the CWMO Safe Harbours are exempt from authorization under section 103 of the SFO.  Further, section 103(3)(k) includes an express exemption from the authorisation requirements where an offer for securities is, or is only intended to be disposed of, to “professional investors”.  Accordingly, if the proposed offer is only made to “professional investors” it would, pursuant to section 103(2)(ga) and section 103(3)(k), be exempt from the authorization requirements under Part IV of the SFO.
Conducting Regulated Activity in Hong Kong
Conducting certain activities (such as advising on securities) in or from Hong Kong or holding oneself out as doing so may constitute “regulated activity”, triggering a requirement for licensing under the Hong Kong regulatory regime. Actively marketing, from a place outside Hong Kong, to the Hong Kong public services which if provided in Hong Kong would constitute a regulated activity, may also be regarded as carrying on regulated activity in Hong Kong triggering a requirement for licensing. However, where the activity in question is simply allowing professional investors in Hong Kong to participate in an offering, without doing more (which we assume to be the case here), we would not expect this to constitute “regulated activity” and therefore we would not expect this to trigger a licensing requirement. Accordingly, if further activity were to be conducted it may need to be undertaken by a person duly authorised to do so in Hong Kong.
Stock Exchange Approvals
An application will be submitted to the TSX to approve the listing of the Rights, the Common Shares issuable upon the exercise of the Rights, and the Standby Shares.  A similar application will be made with NYSE American to admit the Rights for trading and list the Common Shares issuable upon the exercise of Rights and the Standby Shares. Listing of the Rights on the TSX and NYSE American is subject to obtaining conditional listing approval for the Rights, the Common Shares underlying the Rights, and the Standby Shares from the TSX and NYSE American and the Corporation fulfilling all of the listing requirements of the TSX and NYSE American, respectively.  Provided the Corporation obtains each such approval and fulfills all such requirements, the Rights will be listed for trading on the TSX and admitted for trading on the NYSE American on [•], 2019. If approved for listing or admitted for trading, as applicable, it is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date, and on the NYSE American at the close of trading (Eastern time) on the day immediately preceding the Expiry Date.
STANDBY COMMITMENT
Under the Standby Purchase Agreement, the Standby Purchaser, subject to certain terms and conditions and limitations, has agreed to exercise its Basic Subscription Privilege in full and to purchase at the Subscription Price, that number of Common Shares equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege.
The Standby Purchaser will exercise its Basic Subscription Privilege in full and may also, in its sole discretion, exercise its Additional Subscription Privilege.
The Standby Purchaser has confirmed to the Corporation that it has the financial ability to carry out the Standby Commitment.
In consideration for the Standby Commitment, the Standby Purchaser will be entitled to the Standby Fee upon the successful completion of the Rights Offering in the amount equal to 3.00% of the total funds committed by the Standby Purchaser pursuant to the Standby Commitment. The Standby Fee will be payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser or by set-off (at the option of Glencore).

The obligation of the Standby Purchaser to complete the subscription under the Rights Offering is subject to the following conditions, among others, being satisfied in full: (i) the Corporation and the Standby Purchaser having entered into the Amended and Restated Corporate Governance Agreement; (ii) the Corporation and the Standby Purchaser having entered into a registration rights agreement; (iii) none of the Standby Purchase Agreement, the Extension Agreement and the Warrant Amending Agreement having been terminated; (iv) no “Triggering Event” (as defined in the Extension Agreement) having occurred; (v) the closing of the Rights Offering having occurred by June 30, 2019; (vi) receipt of HSR Clearance; and (vii) certain other customary closing conditions.
The Corporation has provided certain representations, warranties and covenants under the Standby Purchase Agreement including representations and warranties with respect to corporate authority of both the Corporation and PMI, governmental approvals, authorized capitalization, no undisclosed material changes, tax and tax filings, use and title to owned and leased real property, proper permits, pension plans, environmental and mineral rights, intellectual property, financial reporting, securities law matters, anti-corruption, anti-money laundering and trade sanction matters, amongst others.
The Standby Purchaser has provided certain representations, warranties and covenants under the Standby Purchase Agreement including representations and warranties with respect to corporate authority and governmental approvals amongst others.
The obligations of the Standby Purchaser under the Standby Purchase Agreement may be terminated at the discretion of the Standby Purchaser in certain circumstances, including, without limitation:
(a)
by giving written notice to the Corporation at any time prior to, but not after, the date on which the final prospectus and registration statement is mailed to the holders in the Eligible Jurisdictions if:

(i)
the Corporation has committed a breach of the Standby Purchase Agreement (which shall include, for the avoidance of doubt, any breach of any representations or warranties set out in the Standby Purchase Agreement) and, if capable of cure, has not cured it within a reasonable time; or

(ii)	a “Triggering Event” (as defined in the Extension Agreement) has occurred, which includes any of the following;
(A)
a default in the payment of any amount due and payable to the Standby Purchaser pursuant to the Extension Agreement, any documents with respect to the Glencore Debt or any future agreement between the Standby Purchaser or the Corporation and/or PMI;

(B)
the Corporation and/or PMI fails or neglects to observe or perform in any material manner any term, covenant, condition or obligation contained or referred to in the Extension Agreement or any documents with respect to the Glencore Debt or such person, or a “default”, “event of default”, “Default” or “Event of Default” occurs under any of the foregoing documents or agreements, including any documents with respect to the Glencore Debt; or

(C)	any of the steps listed in Schedule A to the Extension Agreement is not achieved by the deadline in respect thereof (for the avoidance of doubt, unless waived); or
(iii)
the Corporation or one of its Affiliates has committed a breach of any other material agreement between the Corporation and/or its Affiliates (as defined in the Standby Purchase Agreement) on the one hand and the Standby Purchaser and/or its Affiliates (as defined in the Standby Purchase Agreement) on the other hand and if capable of cure, has not been cured in the time permitted under the applicable agreement;

(b)	the Corporation fails to:
(i)	obtain final listing approval from the TSX and the NYSE American for the Rights at least two days prior to the date named as the Record Date in this prospectus;
(ii)
obtain conditional listing approval from the TSX and NYSE American in respect of the Common Shares issuable upon exercise of the Rights and the Standby Shares, prior to or on the completion of the Rights Offering, subject to receipt of customary final documentation; and

(iii)
satisfy any of the applicable conditions set out in the Standby Purchase Agreement on or before the completion of the Rights Offering, including that the Rights Offering closing occurs on or before June 30, 2019;

(c)	the Common Shares are de-listed or suspended or halted for trading for a period greater than one business day for any reason by the TSX or NYSE American at any time; or
(d)	if the Rights Offering is otherwise terminated or cancelled.

If the Standby Purchase Agreement is terminated, then:
(a)
the parties’ obligations under the Standby Purchase Agreement will cease immediately, except certain customary sections of the Standby Purchase Agreement including the definitions, the confidentiality provisions, indemnification provisions and general provisions;

(b)
neither the Corporation nor the Standby Purchaser will have any claim against each other, provided however, that this limitation will not apply in respect of: (x) any fraud; or (y) a breach of the Standby Purchase Agreement which occurred on or prior to the termination of the Standby Purchase Agreement (which fraud or breach and liability therefore are not affected by the termination of the Standby Purchase Agreement); and

(c)
the applications for the listing of the Offered Securities shall be withdrawn and the Corporation shall procure that the listing will not become effective (except to the extent such listing has already become effective).

The Corporation has agreed to indemnify the Standby Purchaser for certain matters including any and all, direct or indirect losses, claims, damages, demands, costs, and expenses and other liabilities of any kind caused or incurred by reason of any misrepresentations or alleged misrepresentations in the prospectus or registration statement, any order made or any inquiry, investigation or proceeding instituted, threatened or announced based upon a misrepresentation in the prospectus or registration statement, noncompliance or alleged non-compliance with securities laws by the Corporation and any breach or default of the Corporation under the Standby Purchase Agreement.
The Standby Purchaser, together with its affiliates, currently owns 92,836,072 Common Shares, representing approximately 28.8% of the outstanding Common Shares.  If no Rights are exercised by persons other than the Standby Purchaser, and the Standby Purchaser exercises all of its Rights and its Standby Commitment, following the closing of the Rights Offering, the Standby Purchaser, together with its affiliates, could own up to [•] Common Shares, representing up to approximately [•]% of the issued and outstanding Common Shares.
The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter.  No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.
RISK FACTORS
The receipt of Rights and an investment in the Common Shares is subject to a number of risks.  A prospective purchaser of such securities should carefully consider the information and risks faced by the Corporation described in this prospectus as well as in the documents incorporated by reference including, without limitation, the risk factors set out under the heading “Risks Factors” in the 2018 AIF and “Risks and Uncertainties” in the Annual MD&A. While the risks and uncertainties described below and as disclosed in the 2018 AIF and Annual MD&A are those that management of the Corporation believes to be material to the Corporation with respect to the Rights Offering, it is possible that other risks and uncertainties affecting the Corporation’s business will arise or become material in the future.

Dilution
If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, or if a Shareholder sells or transfers its Rights, the Shareholder’s current percentage ownership in the Corporation may be significantly diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, as well as the purchase of Standby Shares by the Standby Purchaser, and the triggering of the anti-dilution adjustments of the Corporation’s outstanding Purchase Warrants issued in connection with the Glencore Debt.
Standby Purchaser control
Depending on how many Rights are exercised by Shareholders pursuant to the Basic Subscription Privilege, the Standby Purchaser could acquire a significant number of Common Shares and in turn, become a majority shareholder of the Corporation with the ability to exert a significant degree of control over the Corporation. For example, if no Rights are exercised by the Corporation's other Shareholders, the Standby Purchaser would acquire [●] Common Shares, or [●]% of the Corporation.  In addition, the Amended and Restated Corporate Governance Agreement to be entered into upon the closing of the Rights Offering will eliminate existing restrictions on the number of directors that Glencore is authorized to name to the Board.
No Exercise of Rights by Shareholders other than Glencore
If none of the holders of Rights (other than Glencore) exercise their Rights and all of the Common Shares issuable upon the exercise of Rights held by such holders are purchased by Glencore as Standby Shares pursuant to the Standby Commitment, Glencore will acquire [●] Common Shares under the Rights Offering and, following the closing of the Rights Offering, will beneficially own [●] Common Shares representing approximately [●]% of the then outstanding Common Shares.
If Glencore were to fully exercise all outstanding Purchase Warrants for Common Shares in connection with or following the closing of the Rights Offering, Glencore would acquire an additional [●] Common Shares. Following such issuances, Glencore would beneficially own [●] Common Shares, representing approximately [●]% of the then outstanding Common Shares.
Trading market for Rights
Although the Corporation expects that the Rights will be listed on the TSX and admitted for trading on the NYSE American, the Corporation cannot provide any assurance that an active or any trading market in the Rights will develop or that Rights can be sold on the TSX or NYSE American at any time.  To the extent an active trading market does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices and liquidity of the Rights, would be adversely affected which may have a material impact on the Corporation and its share price.
Market price of securities of the Corporation may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects
The trading price of the securities of the Corporation have been and may continue to be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects.  These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.
The Rights Offering is not subject to any minimum subscription level
The completion of the Rights Offering is not subject to any minimum subscription level.  Rights are transferable.  A Right does not entitle the holder thereof to any rights whatsoever as a securityholder of the Corporation other than to subscribe for and purchase Common Shares as described herein.

Entitlements of a holder of Rights
A Right does not entitle the holder thereof to any rights whatsoever as a securityholder of the Corporation other than to subscribe for and purchase Common Shares as described herein.
Standby Purchase Agreement may be terminated under certain circumstances
Under the terms of the Standby Purchase Agreement, the Standby Purchaser has the right to terminate the Standby Commitment in certain circumstances, as set out under the heading “STANDBY COMMITMENT”. If the Standby Purchaser becomes entitled to and does terminate its Standby Commitment, the application for listing the Offered Securities on the TSX shall be withdrawn and the Corporation shall procure that the listing does not become effective (except to the extent such listing has already become effective), the Standby Purchase Agreement shall terminate and the parties’ obligations under the Standby Purchase Agreement shall cease immediately and neither party will have any claim against any other party except, provided however that such limitation will not apply in the event of fraud or a breach of the Standby Purchase Agreement and the anticipated proceeds of the Rights Offering will not be realized.
Once the Rights have commenced trading on the TSX, the Corporation will be required to proceed with the Rights Offering, subject to limited exceptions, even if the Standby Purchaser does not purchase the Standby Shares.  Under TSX rules, once the Rights have commenced trading, the essential terms of the Rights Offering, including the Subscription Price and Expiry Date, cannot be modified absent extremely exceptional circumstances. To the extent the termination of the Standby Purchaser’s obligations under the Standby Commitment constitutes a material change which requires the Corporation to file an amendment to this prospectus, Canadian subscribers would have a right to withdraw any payments of the Subscription Price made for a period of two business days after receipt or deemed receipt of an amended prospectus (as set out under the heading “CANADIAN PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION”), although such statutory withdrawal right would not be available to United States subscribers or to other holders of Rights who are not Canadian subscribers. Under such circumstances, payment of the Subscription Price made by non-Canadian subscribers may not be recoverable.
If the Standby Commitment is terminated, the Standby Purchaser may take all steps it deems advisable, including, without limitation, demanding payment of the Glencore Debt and therefore enforcing any and all remedies available. The failure to complete the Rights Offering and to receive the anticipated US$265,000,000 in Gross Proceeds (assuming full exercise of the Rights) will have a material adverse effect on the Corporation as it does not currently have sufficient cash or alternate sources of financing available to otherwise repay the Glencore Debt.
Future sales may affect the market price of the Common Shares
In order to finance future operations, the Corporation may raise funds through the issuance of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares.  The Corporation cannot predict the size of future issuances of Common Shares or the issuance of debt instruments or other securities convertible into shares or the effect, if any, that future issuances and sales of the Corporation’s securities will have on the market price of the Common Shares.
Liquidity of the Common Shares may be negatively impacted by the Rights Offering
The liquidity of the Common Shares may be negatively impacted by the Rights Offering in the event that the Standby Purchaser is required to take up and pay for a large number of Standby Shares, which would result in potential increased percentage ownership by Glencore of the Common Shares of the Corporation.
Exercises of Rights may not be revoked
Subject to certain statutory withdrawal and rescission rights available to Canadian subscribers, if the Common Share trading price declines below the Subscription Price for the Common Shares, resulting in a loss of some or all of the Shareholder’s Subscription Price, the Shareholders may not revoke or change the exercise of Rights after they send in their subscription forms and payment.
If the Rights Offering does not proceed, neither the Corporation, nor the Subscription Agent will have any obligation to you except to return any payments towards the Subscription Price
If the Rights Offering does not proceed for any reason, although any payments made in connection with the exercise of Rights would be returned promptly to subscribers by the Subscription Agent without interest or deduction, all outstanding Rights would cease to be exercisable for Common Shares and would lose all of their value. In such circumstances, any person who had purchased Rights in the market would lose the entire purchase price paid to acquire such Rights.

Holders of Rights are responsible for accuracy and completeness of subscription within applicable time limits
Holders of Rights that elect to purchase Common Shares in the Rights Offering must act promptly to ensure that the entire payment for any Rights exercised is paid at the time of subscription and received by the Subscription Agent at the Subscription Office prior to the Expiry Time.  Accordingly, a subscriber that holds Rights through a Participant must provide the Participant holding its Rights with instructions and the required payment sufficiently in advance of the Expiry Time to permit proper exercise of its Rights.  If an Eligible Holder fails to complete and sign the required subscription forms, sends an incorrect payment, or otherwise fails to follow the subscription procedures that apply to the exercise of Rights by the holder, the Subscription Agent may, depending on the circumstances, reject the subscription or accept it only to the extent of the payment received.  Neither the Corporation nor the Subscription Agent undertakes to subscribers that it will, or will attempt to, correct an incomplete or incorrect subscription form or payment.  The Corporation has the sole discretion to determine whether an exercise of Rights properly follows the subscription procedures, provided that Rights not exercised by the Expiry Time will be void and of no value and no longer exercisable.
A large number of Common Shares may be issued and subsequently sold upon the exercise of Rights
To the extent that Shareholders who exercise Rights sell the Common Shares underlying such Rights, the market price of the Corporation’s Common Shares may decrease due to the additional selling pressure in the market.  The risk of dilution from issuances of Common Shares underlying the Rights may cause Shareholders to sell their Common Shares, which may have a material adverse impact on the Corporation and its share price.
The sale of Common Shares issued upon exercise of the Rights could encourage short sales by third parties which could depress the price of the Common Shares
Any downward pressure on the price of Common Shares caused by the sale of Common Shares underlying the Rights could encourage short sales by third parties.  In a short sale, a prospective seller borrows Common Shares from a Shareholder or broker and sells the borrowed Common Shares.  The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase Common Shares at a lower price for delivery back to the lender.  The seller profits when the Common Share price declines because it is purchasing Common Shares at a price lower than the sale price of the borrowed Common Shares.  Such sales could place downward pressure on the price of the Corporation’s Common Shares by increasing the number of Common Shares being sold, which may have a material adverse impact on the Corporation and its share price.
No Underwriter
There is no underwriter for the Rights Offering.  Accordingly, there has not been an independent “due diligence” review of matters covered by this prospectus, such as would customarily be conducted by an underwriter if one had been involved with this Rights Offering.
The Subscription Price is not necessarily an indication of value
The Standby Purchase Agreement provides that the Subscription Price will be determined by the Corporation and Glencore at the date of filing of the Final Prospectus and shall be discounted by no more than 20% to the five (5) day volume weighted average price of the Common Shares on the TSX prior to the date of filing of the Final Prospectus. The Subscription Price does not necessarily bear any relationship to the book value of the Corporation’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value.  Holders of Rights should not consider the Subscription Price to be an indication of the Corporation’s value and the Common Shares may trade at prices above or below the Subscription Price.

A decline in the market price of the Common Shares may occur
The trading price of the Common Shares in the future may decline below the Subscription Price. The Corporation can give no assurance that the Subscription Price will remain below any future trading price for the Common Shares.  Future prices of the Common Shares may adjust positively or negatively depending on various factors, including the Corporation’s future revenues, cash flows and operations and overall conditions affecting the Corporation’s business, economic trends and the securities markets and changes in the estimated value and prospects for the Corporation’s projects, in particular the NorthMet Project.
Subscribers outside of the United States are subject to exchange rate risk
The Subscription Price is payable in United States dollars.  Accordingly, any subscriber outside of the United States is subject to adverse movements in their local currency against the United States dollar.
The Corporation may be a passive foreign investment company
Because the Corporation expects to be treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. Holders (as defined in “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”) of the Corporation’s Common Shares may be subject to adverse U.S. federal income tax consequences, such as ordinary income treatment plus a charge in lieu of interest upon a sale or disposition of Common Shares even if the shares were held as a capital asset.  See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” for more information.
Negative Cash Flow from Operating Activities
As a development stage company with no holdings in any producing mines, the Corporation continues to incur losses and expects to incur losses in the immediate future. The Corporation currently has negative cash flow from operating activities. The Corporation cannot predict if or when it will operate profitably and generate positive cash flows.
As at December 31, 2018, the Corporation had an accumulated deficit of US$149,489,000. The Corporation may not be able to achieve or sustain profitability in the future. If the Corporation does not begin to generate revenues, the Corporation may either have to suspend or cease operations.
The Corporation has prepared the consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of operations.
The Corporation intends to use proceeds raised pursuant to the Rights Offering for: (a) the repayment of the Glencore Debt; (b) the payment of the Standby Fee in full; and (c) payment of expenses of the Rights Offering, which expenses shall be no greater than US$6,000,000.
Since October 31, 2008 and as at March 31, 2019, the Corporation has become indebted to the Standby Purchaser in the principal amount of US$165,000,000 plus accrued interest of US$77,774,753, plus additional interest which continues to accrue.  The Corporation must immediately apply the proceeds of the Rights Offering to repay in full the Glencore Debt and the Standby Fee.
The Corporation will need to raise sufficient funds for ongoing development, capital expenditures and administration expenses, in accordance with its spending plans. While in the past the Corporation has been successful in closing financing agreements with the Standby Purchaser and other parties and the Corporation expects the Rights Offering to be completed, there can be no assurance the Rights Offering will be completed and if the Rights Offering does not close, Glencore will be in a position to demand repayment of the Glencore Debt and exercise its rights and remedies pursuant to the 2008 Financing Agreements, including, without limitation, the right to enforce the Security Documents that were entered into in connection with the Glencore Debt. There are no assurances that the Corporation will be able to secure financing again in the future.  Factors that could affect the availability of financing include the state of international debt and equity markets, investor perceptions and expectations and the global metals markets.
Glencore’s Ability to Provide the Standby Commitment depends on HSR Clearance; if HSR Clearance is not received the Rights Offering Cannot Proceed
Glencore’s ability to provide the Standby Commitment is subject to receipt of HSR Clearance.  The Rights Offering cannot proceed unless HSR Clearance has been received.  There is no guarantee that HSR Clearance will be received. If HSR Clearance is not received, then the Rights Offering cannot proceed and the Rights will not be issued or traded.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Farris, Canadian counsel to the Corporation, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder of Rights acquired pursuant to the Rights Offering and of Common Shares acquired on the exercise of such Rights. This summary only applies to a holder that, for the purposes of the Tax Act and at all relevant times: (i) acquires and holds such Rights and Common Shares as capital property, (ii) is not affiliated with and deals at arm’s length with the Corporation and any subsequent purchasers of the Rights and Common Shares held by them (a “Holder”).  A Right or Common Share generally will be capital property to a Holder unless it is held in the course of carrying on a business of trading in or dealing in securities, or it has been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.
This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) (“Tax Proposals”) before the date of this prospectus, and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”).  No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.  Except as mentioned above, this summary, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.
This summary is not exhaustive of all possible Canadian federal income tax considerations, is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder.  Accordingly, Holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares.
Residents of Canada
The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is or is deemed to be a resident of Canada (a “Resident Holder”).
Resident Holders that might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have their Common Shares and all other “Canadian securities” (as defined in the Tax Act) owned in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.  Such Resident Holders should consult their own tax advisors as to whether an election under subsection 39(4) of the Tax Act is available and/or advisable in their particular circumstances.
This summary does not apply to a Resident Holder: (i) that is a “financial institution” for purposes of the Tax Act, (ii) that is a “specified financial institution” as defined for purposes of the Tax Act, (iii) that is a corporation that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Rights or Common Shares, controlled by a non-resident for the purposes of the “foreign affiliate dumping rules” in section 212.3 of the Tax Act, (iv) to which the “functional currency” reporting rules in section 261 of the Tax Act apply, (v) that enters into or has entered into, with respect to the Rights or Common Shares, a “synthetic disposition arrangement” or “derivative forward arrangement”, as such terms are defined in the Tax Act, or (vi) an interest in which is a “tax shelter investment” for purposes of the Tax Act.  Such Resident Holders should consult their own tax advisors.
Acquisition of Rights
A Resident Holder that receives a Right pursuant to the Rights Offering will not be required to include the value of such Right in computing the Resident Holder’s income for purposes of the Tax Act.  Rights received by a Resident Holder pursuant to this Rights Offering will have an adjusted cost base of nil.  If a Resident Holder acquires Rights otherwise than pursuant to this Rights Offering, the cost of those Rights will be averaged with the adjusted cost base of all other Rights held by that Resident Holder immediately prior to such acquisition for the purposes of determining the adjusted cost base to that Resident Holder of each Right so held.

Exercise of Rights
The exercise of a Right will not constitute a disposition of that Right for purposes of the Tax Act and, accordingly, a Resident Holder will not realize a gain or loss on such exercise.  The aggregate cost to a Resident Holder of the Common Shares acquired on the exercise of a Right will be equal to the aggregate amount of the Subscription Price paid on exercise and the Resident Holder’s adjusted cost base of the Right, if any, immediately before the exercise.  The adjusted cost base to a Resident Holder at any time of Common Shares received on an exercise of Rights will be determined by averaging the cost of such Common Shares with the adjusted cost base of any other Common Shares owned by the Resident Holder as capital property at that time.
Expiry of Rights
The expiry or termination of an unexercised Right will result in a disposition to the Resident Holder for proceeds of disposition equal to nil.  If the Resident Holder has acquired Rights only under the Rights Offering, the adjusted cost base of the Rights will be nil such that no capital gain or capital loss will arise. If a Resident Holder has an adjusted cost base in the Rights immediately prior to expiry or termination, a capital loss to a Resident Holder will arise equal to such adjusted cost base.  Any such capital loss will be subject to the treatment described below under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- Residents of Canada -- Treatment of Capital Gains and Capital Losses”.
Disposition of Rights
A Resident Holder that disposes of or is deemed to dispose of a Right generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Right exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition.  The tax treatment of any capital gain (or capital loss) realized on the disposition of a Right is described below under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS  -- Residents of Canada -- Treatment of Capital Gains and Capital Losses”.
Receipt of Dividends on Common Shares
Dividends received or deemed to be received on Common Shares by a Resident Holder that is an individual (other than certain trusts) will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation.  Taxable dividends received or deemed to be received by such individual which are designated by the Corporation as “eligible dividends” in accordance with the Tax Act will be subject to enhanced gross-up and dividend tax credit rules under the Tax Act.
Taxable dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.
Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will be deductible in computing the taxable income of the corporation.  In certain circumstances, taxable dividend received by a Resident Holder that is a corporation may be treated as proceeds of disposition or a capital gain pursuant to the rules in subsection 55(2) of the Tax Act. In addition, a Resident Holder that is a “private corporation” or a “subject corporation” for purposes of the Tax Act will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received to the extent such dividends are deductible in computing such Resident Holder’s taxable income.
Disposition of Common Shares
On a disposition or a deemed disposition of a Common Share (other than to the Corporation, unless purchased by the Corporation on the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition.  The tax treatment of any such capital gain (or capital loss) is described under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- Residents of Canada -- Treatment of Capital Gains and Capital Losses”.

Treatment of Capital Gains and Capital Losses
Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in computing the Resident Holder’s income in that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year generally must be deducted from taxable capital gains realized by the Resident Holder in that year.  Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.
The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share (or on a share for which such Common Share has been substituted) to the extent and in the circumstances prescribed by the Tax Act.  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly, or indirectly through a partnership or a trust.  Resident Holders to which these rules may be relevant should consult their own tax advisors.
A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for an additional refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.
Capital gains realized by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.
Non-Residents of Canada
The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is (i) neither a resident nor deemed to be a resident of Canada (including as a consequence of an applicable income tax treaty or convention) and (ii) does not use or hold, and is not deemed to use or hold Rights or Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”).  Special rules which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere.  Such holders should consult their own tax advisors.
Acquisition of Rights
The issuance of Rights to a Non-Resident Holder pursuant to the Rights Offering will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the receipt of Rights pursuant to the Rights Offering.
Exercise of Rights
The exercise of Rights by a Non-Resident Holder will not constitute a disposition of Rights for purposes of the Tax Act and, consequently, no gain or loss will be realized by the Non-Resident Holder upon the exercise of the Rights.  The adjusted cost base to a Non-Resident Holder of a Common Share acquired on the exercise of Rights will be the same as to a Resident Holder. The tax treatment to a Non-Resident Holder of disposing Common Shares received on the exercise of Rights is described under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- Non-Residents of Canada -- Dispositions of the Rights or Common Shares” and receiving dividends on such Common Shares is described under the heading “CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS – Non-Residents of Canada -- Receipt of Dividends on Common Shares”.

Expiry of Rights
A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Right.
Dispositions of the Rights or Common Shares
A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Rights or Common Shares unless the Rights or Common Shares disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.
The Rights will generally only be “taxable Canadian property” of a Non-Resident Holder if the Common Shares to be issued upon the exercise of the Rights would be “taxable Canadian property” of the Non-Resident Holder.
Generally, a Common Share will not be “taxable Canadian property” (within the meaning of the Tax Act) of a Non-Resident Holder at a particular time provided the Common Share is listed on a “designated stock exchange” (which currently includes the TSX) unless, at any time during the 60-month period preceding the particular time, (a) the Common Share derived more than 50% of its fair market value directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties (as such terms are defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii), whether or not the property exists; and (b) 25% or more of the issued shares of any class or series of the Company’s shares were owned by one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at “arm’s length” (within the meaning of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships.
Non-Resident Holders for which the Rights or Common Shares may constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.
Receipt of Dividends on Common Shares
Dividends on Common Shares paid or credited, or deemed to be paid or credited to a Non-Resident Holder will be subject to a non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain material U.S. federal income tax consequences to a “U.S. Holder” (as defined below) of the receipt and exercise (or expiration) of the Rights acquired through this Rights Offering, and of owning and disposing of the Common Shares received upon the exercise of the Rights.
This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the U.S. Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
For purposes of this discussion, a “U.S. Holder” means a holder of Rights or Common Shares that is (i) a citizen or an individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more “U.S. persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. This summary does not apply to you if you are not a U.S. Holder.

This summary applies to you only if you are a U.S. Holder (i) that receives your Rights pursuant to this Rights Offering, and you hold your Rights or Common Shares issued to you upon exercise of the Rights as capital assets for tax purposes, and (ii) (a) that is a resident of the United States for purposes of the current Convention between the United States and Canada signed on September 26, 1980 (as amended by the Protocols, the “Treaty”), (b) whose Rights and Common Shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Canada and (c) that otherwise qualifies for the full benefits of the Treaty.
In addition, this discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax or the 3.8% tax imposed on certain net investment income; or state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of a Right or Common Share. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including, but not limited to U.S. Holders that are (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold a Right or Common Share as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a “functional currency” other than the United States dollar; (vii) holders that own directly, indirectly or constructively 10 percent or more of the voting power of the Corporation; and (viii) persons liable for the alternative minimum tax; (ix) persons subject to special tax accounting rules as a result of any item of gross income with respect to a Right or Common Shares being taken into account in an applicable financial statement; (x) persons holding a Right or Common Shares in connection with a trade or business conducted outside of the United States and (xi) United States expatriates.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Rights or Common Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. federal income tax consequences of being a partner in a partnership that holds or disposes of Rights or Common Shares.
This discussion addresses only certain aspects of U.S. federal income taxation to U.S. Holders. U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the ownership and disposition of Rights or Common Shares.
ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THIS RIGHTS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THIS RIGHTS OFFERING AND THE RELATED COMMON SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.
Taxation of Rights
Receipt of Rights
Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value of such right. In general, a shareholder who receives a right to acquire shares will be treated as having received a taxable distribution if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of the Rights by a U.S. Holder should not be treated as a taxable stock dividend under Section 305(a) of the Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by the IRS or, if challenged, upheld. If the distribution of the Rights were treated as a taxable distribution, the fair market value of the Right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such Right will equal the amount of the dividend and the U.S. Holder’s holding period for the rights will commence on the date of distribution. For further disclosure on taxation of dividends, see “—Distributions on our Common Shares.” The remainder of the discussion below assumes that the distribution of the Rights will not be treated as a taxable distribution.

Tax Basis in Rights
If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing Common Shares on the date you receive the Rights, the Rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing Common Shares between your existing Common Shares and the Rights in proportion to the relative fair market values of the existing Common Shares and the Rights determined on the date of receipt of the Rights. If you choose to allocate basis between your existing Common Shares and the Rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the Rights. Such an election is irrevocable.
However, if the fair market value of the Rights you receive is 15% or more of the fair market value of your existing Common Shares on the date you receive the Rights, then you must allocate your basis in your existing Common Shares between your existing Common Shares and the Rights you receive in proportion to their fair market values determined on the date you receive the Rights. The fair market value of the Rights on the date the Rights will be distributed is uncertain. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including the trading price thereof.
Exercise of Rights
You will not recognize gain or loss on the exercise of a Right. Your tax basis in a new Common Share acquired when you exercise a Right will be equal to your adjusted tax basis in the Right (as determined above), if any, plus the Subscription Price. The holding period of a Common Share acquired when you exercise your Rights will begin on the date of exercise.
Disposition of Rights
A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Right in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis, if any, in the Right sold or otherwise disposed of. Subject to the discussion under “Taxation of Common Shares Acquired upon Exercise of Rights -- Passive Foreign Investment Company” below, any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the Rights are treated as having been held for more than one year. Long-term capital gains of a non-corporate taxpayer are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to various limitations.
Expiration of Rights
If you allow Rights to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing Common Shares previously allocated to the Rights that have expired to the existing Common Shares.
Taxation of Common Shares Acquired upon Exercise of Rights
Distributions on Our Common Shares
Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our Common Shares generally are required to include in gross income for U.S. federal income tax purposes the gross amount of such distributions (without reduction for any Canadian income or other tax withheld from such distributions), equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in our Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that the full amount of a distribution with respect to the Common Shares will be treated, and reported by us, as a dividend.

Dividends received by U.S. Holders that are individuals, estates or trusts from a “qualified foreign corporation,” as defined in the Code, generally are taxed at the same preferential tax rates applicable to long-term capital gains. A corporation that is a “passive foreign investment company”, as defined below under “Passive Foreign Investment Company,” for its taxable year during which it pays a dividend, or for its immediately preceding taxable year, however, is not a “qualified foreign corporation.” Since we expect to be treated as a PFIC for the current taxable year, dividends received by U.S. Holders that are individuals, estates or trusts generally will be subject to U.S. federal income tax at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). Dividends paid on our Common Shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain U.S. corporations.
In the case of foreign currency (such as Canadian dollars) received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss.
A U.S. Holder will be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a U.S. foreign tax credit in respect of any Canadian withholding taxes imposed on dividends received on our Common Shares. U.S. Holders who do not elect to claim a foreign tax credit with regard to any foreign income taxes paid or accrued during the taxable year may instead claim a deduction in respect of such withholding taxes. Dividends received with respect to our Common Shares will be treated as foreign source income, which may be relevant in calculating such U.S. Holder’s U.S. foreign tax credit limitation. For purposes of the U.S. foreign tax credit limitation, foreign source income is separated into different “baskets,” and the credit for foreign taxes on income in any basket is limited to the U.S. federal income tax allocable to such income. Dividends paid with respect to our Common Shares should generally constitute “passive category income” for most U.S. Holders. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.
Disposition of Our Common Shares
Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders will recognize gain or loss upon the sale of our Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the U.S. Holder’s tax basis in our Common Shares.  Any gain or loss on disposition of our Common Shares generally will be treated as capital gain or loss. If, at the time of the disposition, a U.S. Holder is treated as holding the Common Shares for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder is currently subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.  Capital gain or loss, if any, realized by a U.S. Holder on the sale, exchange or other taxable disposition of our Common Shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, in the case of a sale, exchange or other taxable disposition of our Common Shares that is subject to Canadian tax imposed on the gain, the U.S. Holder may not be able to benefit from the foreign tax credit for that Canadian tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources in the appropriate income category. Alternatively, if available, the U.S. Holder may take a deduction for the Canadian tax if it does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued during the taxable year.
Passive Foreign Investment Company
Based on the current and expected composition of our income and valuation of our assets, we expect to be treated as a PFIC under Section 1297 of the Code for the current taxable year. A U.S. Holder that holds shares in a non-U.S. corporation during any year in which such corporation is a PFIC is subject to numerous special U.S. federal income tax rules. A non-U.S. corporation is considered to be a PFIC for any taxable year if either: at least 75% of its gross income is passive income (the “income test”), or at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).
For purposes of the income test and the asset test, respectively, we will be treated as earning our proportionate share of the income and owning our proportionate share of the assets of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the shares. In addition, for purposes of the income test, passive income does not include any interest, dividends, rents, or royalties received or accrued by us from certain related persons, to the extent such items are properly allocable to income of such related person that is not passive.

We must make a separate determination each year as to whether or not we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test will be calculated using the market price of our Common Shares (assuming that we continue to be a publicly traded corporation for purposes of the PFIC rules), our PFIC status will depend in large part on the market price of our Common Shares. Accordingly, fluctuations in the market price of our Common Shares may result in our being a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder holds our Rights or Common Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the Rights or Common Shares, absent a special election. For instance, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to its Common Shares pursuant to which such U.S. Holder recognizes gain (which will be taxed under the default PFIC tax rules discussed below) as if such Common Shares had been sold on the last day of the last taxable year for which we were a PFIC. If a non-U.S. corporation is a PFIC for any taxable year and any of its non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.
If we are a PFIC for any taxable year during which a U.S. Holder holds our Rights or Common Shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Rights or Common Shares, unless the U.S. Holder makes a “mark-to-market” election, as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years and its holding period for the Rights or Common Shares will be treated as an excess distribution. Under these special tax rules, (a) the excess distribution or gain will be allocated rateably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we became a PFIC will be treated as ordinary income, and (c) the amount allocated to each other taxable year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. You will be required to file IRS Form 8621 if you hold our Rights or Common Shares in any year in which we are classified as a PFIC.
The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the disposition of the Rights or Common Shares cannot be treated as capital.
Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to shares of a PFIC to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the Common Shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the Common Shares as of the close of its taxable year over its adjusted basis in such Common Shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the Common Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Common Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Common Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Common Shares, as well as to any loss realized on the actual sale or disposition of the Common Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Common Shares. A U.S. Holder’s basis in the Common Shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that ordinarily apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the preferential tax rates applicable to long-term capital gains on dividends received from a “qualified foreign corporation” discussed above under “Distributions on Our Common Shares” would not apply. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a “qualified exchange,” including the TSX and the NYSE American, or other market, as defined in applicable U.S. Treasury regulations. We cannot provide any assurances that the Rights or Common Shares will be listed on each of the TSX and the NYSE American on at least 15 days during each calendar quarter and traded in other than de minimis quantities. You are urged to consult your own tax advisor concerning the availability of the mark-to-market election.

If a non-U.S. corporation is a PFIC, a holder of shares in that corporation can avoid taxation under the rules described above by making a “qualified electing fund” election to include the holder’s share of the corporation’s income on a current basis in gross income. However, a U.S. Holder can make a qualified electing fund election with respect to its Common Shares only if we furnish the U.S. Holder annually with certain tax information, and we do not intend to prepare or provide such information.
U.S. Holders should note that neither the qualified electing fund nor the mark-to-market election is available with respect to the Rights.
You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences of holding Common Shares if we are considered a PFIC in any taxable year.
Information Reporting; Backup Withholding
Certain U.S. Holders are required to report information relating to their investment in, or involvement in, a foreign corporation, by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their applicable tax return. Such information reporting may apply to the Rights and/or Common Shares. U.S. Holders should consult their own tax advisors regarding any such information reporting requirements.
In general, payments made in the U.S. or through certain U.S. related financial intermediaries with respect to the ownership and disposition of the Rights and Common Shares will be required to be reported to the IRS unless the U.S. Holder is a corporation or other exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder may be subject to a backup withholding (currently at a rate of 24%) on such payments unless the U.S. Holder (i) is a corporation or other exempt recipient and when required, demonstrates this fact or (ii) provides a taxpayer identification number and otherwise timely complies with applicable certification requirements. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE RIGHTS AND COMMON SHARES AND IS NOT TAX ADVICE. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE RIGHTS AND COMMON SHARES.
ELIGIBILITY FOR INVESTMENT
In the opinion of Farris, counsel to the Corporation, provided that the Rights and Common Shares are listed on a designated stock exchange under the Tax Act (which includes the TSX), the Rights and the Common Shares, if issued on the date hereof, would be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (an “RRSP”), registered retirement income fund (an “RRIF”), registered education savings plan (“RESP”), registered disability savings plan (“RDSP”), deferred profit sharing plan (“DPSP”) and a tax-free savings account (a “TFSA”).
Notwithstanding the foregoing, if the Rights and/or Common Shares are a “prohibited investment” (as defined in the Tax Act) for a particular RRSP, RRIF, RESP, DPSP or TFSA (each a “Registered Plan”), the annuitant of an RRSP or RRIF, holder of a TFSA or RDSP or subscriber of a RESP (each such person referred to as a “Plan Subscriber”), as the case may be, will be subject to a penalty tax as set out in the Tax Act. The Rights and Common Shares will not be a “prohibited investment” for a Registered Plan provided that the Plan Subscriber deals at arm’s length with the Corporation for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act for purposes of the prohibited investment rules) in the Corporation. In addition, the Rights and Common Shares will generally not be a “prohibited investment” if such securities are “excluded property” as defined in the Tax Act for purposes of the prohibited investment rules. Plan Subscribers should consult with their own tax advisors as to whether the Rights or Common Shares will be a prohibited investment for such Registered Plans in their particular circumstances.
LEGAL MATTERS
Certain legal matters in connection with the Rights Offering and to the Rights to be distributed pursuant to this prospectus will be reviewed on behalf of the Corporation by Farris.  Certain legal matters relating to United States federal laws will be passed upon by Troutman.  As of May 6, 2019, the partners and associates of Farris and Troutman, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

INTERESTS OF EXPERTS
Information relating to the NorthMet Project in this prospectus and the documents incorporated by reference has been derived from the technical report titled “NorthMet Project Form 43-101 F1 Technical Report” (the “Technical Report”) with an effective date of March 26, 2018, which was filed on SEDAR on March 27, 2018 and with the SEC on March 28, 2018. The following ‘qualified persons’ (within the meaning of NI 43-101) participated in the preparation of the Technical Report: Zachary J. Black, Jennifer J. Brown, Nicholas Dempers, Thomas L. Drielick, Art S. Ibrado, Erin L. Patterson, Thomas J. Radue, Jeff S. Ubl, and Herbert E. Welhener (collectively, the “Experts”), and have been included in reliance on such persons’ expertise. None of the Experts have: (i) received a direct or indirect interest in the property of the Corporation or of any associate or affiliate of the Corporation, or (ii) is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associates or affiliates of the Corporation.
As of May 6, 2019, the aforementioned Experts, as a group, beneficially own, directly or indirectly, less than 1% of the Corporation’s outstanding securities of any class.
AUDITOR, REGISTRAR AND TRANSFER AGENT AND SUBSCRIPTION AGENT
PricewaterhouseCoopers LLP of Vancouver, British Columbia is the Corporation’s auditor. PricewaterhouseCoopers LLP has advised the Corporation that it is independent within the meaning and in accordance with the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.
Computershare Investor Services Inc. is the Corporation’s registrar and transfer agent at its principal offices in Vancouver, British Columbia.  Computershare Investor Services Inc., with its principal office in Toronto, Ontario is acting as the Subscription Agent for this Rights Offering and as registrar and transfer agent with respect to any Common Shares issued upon the exercise of Rights or pursuant to any Standby Shares issued pursuant to the Standby Commitment.
CANADIAN PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
Securities legislation in certain provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.  This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment.  In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province.  You should refer to applicable provisions of the securities legislation of your province for the particulars of these rights or consult with a legal advisor.
EXEMPTION FROM FRENCH TRANSLATION
On April 17, 2019, the Autorité des marchés financiers granted the Corporation an exemption from the requirement to translate the English version of this prospectus and the documents incorporated herein by reference into French.
DOCUMENTS FILED AS PART OF REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the 2018 AIF; (ii) the Annual Financial Statements; (iii) the material change report dated March 25, 2019; (iv) Consent of PricewaterhouseCoopers LLP; (v) Consent of Farris; (vi) Consent of Zachary J. Black; (vii) Consent of Jennifer J. Brown; (viii) Consent of Nicholas Dempers; (ix) Consent of Thomas L. Drielick; (x) Consent of Art S. Ibrado; (xi) Consent of Erin L. Patterson; (xii) Consent of Thomas J. Radue; (xiii) Consent of Jeff S. Ubl; (xiv) Consent of Herbert E. Welhener; and (xv) Powers of Attorney.

CERTIFICATE OF THE CORPORATION

May 6, 2019
This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada.

PolyMet Mining Corp.

By: (Signed) Jonathan Cherry President and Chief Executive Officer	By: (Signed) Patrick Keenan Chief Financial Officer

On Behalf of the Board of Directors

By: (Signed) W. Ian L. Forrest Director	By: (Signed) David Dreisinger Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification of Directors and Officers

The laws of British Columbia and PolyMet Mining Corp.’s articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

Under Sections 159 to 165 of the Business Corporations Act (British Columbia) (the “BCBCA”), we are permitted to indemnify a past or present director or officer of us without obtaining prior court approval in respect of an “eligible proceeding”. An “eligible proceeding” includes any legal proceeding relating to the activities of the individual as a director or officer of us. However, under the BCBCA, we will be prohibited from paying an indemnity or making the payment of expenses if:

(a) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement was made, we were prohibited from giving the indemnity or paying the expenses by our articles;

(b) the indemnity or payment is made otherwise than under an earlier agreement to indemnity or pay expenses and, at the time that the indemnity is made, we are prohibited from giving the indemnity or paying the expenses by our articles;

(c) the party did not act honestly and in good faith with a view to our best interests;

(d) the proceeding was not a civil proceeding and the party did not have reasonable grounds for believing that his or her conduct was lawful; and

(e) the proceeding is brought against the party by us or an associated corporation.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on our application or the applicable of an eligible party:

(a) order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or payment under, an agreement of indemnification entered into by us;

(d) order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCAS; or

(e) make any other order the court considers appropriate.

We may indemnify directors, officers, employees and agents, subject to the limits imposed under the BCBCA.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under the BCBCA, the articles of the company may affect our power or obligation to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

Our articles provide that we will indemnify any of our directors, former directors, alternate directors or senior officers and his or her heirs and legal personal representative against all eligible penalties to which such person is or may be liable, and we must after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits
Exhibit Number	Description
4.1	Standby Purchase Agreement, dated as of May 6, 2019, between the Registrant and Glencore AG (Filed herewith).
4.2
Annual Information Form of the Registrant for the year ended December 31, 2018 (incorporated by reference as Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission on March 29, 2019)

4.3
Audited consolidated financial statements, including notes thereto, as at December 31, 2018 and 2017 and for the twelve months ended December 31, 2018 and eleven months ended December 31, 2017, together with management’s Annual Report on Internal Control over Financial Reporting, and our Independent Registered Public Accounting Firms' report thereon, and the management’s discussion and analysis relating thereto (incorporated by reference as Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission on March 29, 2019).

4.4
Management Information Circular dated May 3, 2018 in connection with the Registrant's annual and special meeting of shareholders held on June 27, 2018 (incorporated by reference to the Registrant’s Report on Form 6-K filed with the Securities and Exchange Commission on May 18, 2018).

4.6
Technical Report entitled “NorthMet Project Form 43-101 F1 Technical Report” with an effective date of March 26, 2018 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission on March 29, 2019).

4.7	Material Change Report of the Registrant dated March 25, 2019 (incorporated by reference to the Registrant’s Report on Form 6-K filed with the Securities and Exchange Commission on March 29, 2019).
5.1	Consent of PricewaterhouseCoopers LLP (Filed herewith).
5.2	Consent of Farris, Vaughan, Wills & Murphy LLP (Filed herewith).
5.3	Consent of Zachary J. Black (Filed herewith).
5.4	Consent of Jennifer J. Brown (Filed herewith).
5.5	Consent of Nicholas Dempers (Filed herewith).
5.6	Consent of Thomas L. Drielick (Filed herewith).
5.7	Consent Art S. Ibrado (Filed herewith).
5.8	Consent of Erin L. Patterson (Filed herewith).
5.9	Consent of Thomas J. Radue (Filed herewith).
5.10	Consent of Jeff S. Ubl (Filed herewith).
5.11	Consent of Herbert E. Welhener (Filed herewith).
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F‑10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on May 6, 2019.
POLYMET MINING CORP

By:	/s/ Patrick Keenan
Name:	Patrick Keenan
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Jonathan Cherry and Patrick Keenan each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form F-10 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the date indicated.
Signature	Title	Date

/s/ Jonathan Cherry	President, Chief Executive Officer (Principal Executive Officer) and Director	May 6, 2019
Jonathan Cherry

/s/ Patrick Keenan	Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2019
Patrick Keenan

/s/ W. Ian L. Forrest	Chairman and Director	May 6, 2019
W. Ian L. Forrest

/s/ Dennis Bartlett	Director	May 6, 2019
Dennis Bartlett

/s/ Mike Ciricillo	Director	May 6, 2019
Mike Ciricillo

/s/ David Dreisinger	Director	May 6, 2019
David Dreisinger

/s/ Helen Harper	Director	May 6, 2019
Helen Harper

/s/ Alan R. Hodnik	Director	May 6, 2019
Alan R. Hodnik

/s/ Stephen Rowland	Director	May 6, 2019
Stephen Rowland

/s/ Michael M. Sill	Director	May 6, 2019
Michael M. Sill

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on May 6, 2019.

POLYMET MINING CORP

By:	/s/ Ryan Vogt
Name:	Ryan Vogt
Title:	Corporate Controller